EXHIBIT 99.5

As discussed in this Current Report on Form 8-K, information presented in this Exhibit 99.5 has been recast to present our Hologram Business as discontinued operations in our consolidated financial statements and to retrospectively adopt FASB Accounting Standards Update No. 2011-05 and present the consolidated statements of comprehensive income (loss) included herein. No other updates have been made in this Current Report on Form 8-K for developments or events that occurred subsequent to the filing of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “2012 Form 10-K”). This Exhibit 99.5 should be read in conjunction with the 2012 Form 10-K (except for Items 1, 1A, 6, 7, and 8), the recast financial statements included as exhibits to this Current Report on Form 8-K, our Quarterly Report on Form 10-Q for the three months ended September 29, 2012, and our other filings with the SEC.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of JDS Uniphase Corporation:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of JDS Uniphase Corporation and its subsidiaries at June 30, 2012 and July 2, 2011, and the results of their operations, comprehensive income (loss) and their cash flows for each of the three years in the period ended June 30, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A.  Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the authoritative guidance which applies to revenue arrangements with multiple deliverables and to certain software arrangements on a prospective basis for applicable transactions originating or materially modified on or after July 4, 2010.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 24, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 1 and the change in the presentation of comprehensive income discussed in Note 2, as to which the date is December 14, 2012

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

JDS UNIPHASE CORPORATION

JDS UNIPHASE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Net revenue	$1,662.4	$1,781.9	$1,347.3
Cost of sales	898.3	939.3	753.6
Amortization of acquired technologies	58.6	56.9	50.6
Gross profit	705.5	785.7	543.1
Operating expenses:
Research and development	244.0	238.0	173.3
Selling, general and administrative	425.8	433.0	378.1
Amortization of other intangibles	21.7	25.9	21.7
Loss (gain) on disposal and impairment of long-lived assets	1.2	1.5	(2.0)
Restructuring and related charges	12.4	14.8	17.7
Total operating expenses	705.1	713.2	588.8
Income (loss) from operations	0.4	72.5	(45.7)
Interest and other income (expense), net	11.2	2.2	8.2
Interest expense	(27.3)	(25.4)	(24.3)
Gain on sale of investments	1.6	3.4	13.1
(Loss) income from continuing operations before income taxes	(14.1)	52.7	(48.7)
Provision for (benefit from) income taxes	12.0	(26.0)	2.5
(Loss) income from continuing operations, net of tax	(26.1)	78.7	(51.2)
Loss from discontinued operations, net of tax	(29.5)	(7.1)	(10.6)
Net (loss) income	$(55.6)	$71.6	$(61.8)

Basic net (loss) income per share from:
Continuing operations	$(0.11)	$0.35	$(0.23)
Discontinued operations	(0.13)	(0.03)	(0.05)
Net (loss) income	$(0.24)	$0.32	$(0.28)
Diluted net (loss) income per share from:
Continuing operations	$(0.11)	$0.34	$(0.23)
Discontinued operations	(0.13)	(0.03)	(0.05)
Net (loss) income	$(0.24)	$0.31	$(0.28)

Shares used in per share calculation:
Basic	230.0	224.4	218.9
Diluted	230.0	232.6	218.9

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions, except per share data)

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Net income (loss)	$(55.6)	$71.6	$(61.8)
Other comprehensive income (loss):
Net change in cumulative translation adjustments	(9.4)	12.1	(4.6)
Unrealized gains and losses on investments, net of tax:
Unrealized holding gains (losses) arising during period	—	1.8	6.3
Less: reclassification adjustments included in Net income (loss)	(1.2)	(4.1)	(0.1)
Change in defined benefit obligation, net of tax:
Unrealized actuarial gains (losses) arising during the period	(14.3)	7.9	(8.4)
Amortization of actuarial (gains) losses	(0.4)	—	(0.7)
Net change in other comprehensive income (loss)	(25.3)	17.7	(7.5)
Comprehensive income (loss)	$(80.9)	$89.3	$(69.3)

JDS UNIPHASE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except share and par value data)

	June 30,	July 2,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$401.1	$395.4
Short-term investments	320.5	297.4
Restricted cash	31.1	35.9
Accounts receivable, net (Note 6)	305.8	334.0
Inventories, net	174.5	171.2
Prepayments and other current assets	77.2	70.2
Total current assets	1,310.2	1,304.1
Property, plant and equipment, net	252.9	248.9
Goodwill	68.7	67.4
Intangibles, net	178.8	275.4
Long-term investments	1.3	2.9
Other non-current assets	57.6	52.0
Total assets	$1,869.5	$1,950.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117.6	$145.4
Accrued payroll and related expenses	68.6	76.7
Income taxes payable	20.7	21.5
Deferred revenue	81.2	83.5
Accrued expenses	35.3	50.5
Short-term debt	292.8	—
Other current liabilities	37.9	41.0
Total current liabilities	654.1	418.6
Long-term debt	—	285.8
Other non-current liabilities	176.6	180.9
Commitments and contingencies (Note 18)
Stockholders’ equity:
Preferred Stock, $0.001 par value; 1 million shares authorized; 1 share at June 30, 2012 and July 2, 2011, issued and outstanding
Common Stock, $0.001 par value; 1 billion shares authorized; 232 million shares at June 30, 2012 and 228 million shares at July 2, 2011, issued and outstanding	0.2	0.2
Additional paid-in capital	69,695.7	69,641.4
Accumulated deficit	(68,664.6)	(68,609.0)
Accumulated other comprehensive income	7.5	32.8
Total stockholders’ equity	1,038.8	1,065.4
Total liabilities and stockholders’ equity	$1,869.5	$1,950.7

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
OPERATING ACTIVITIES:
Net income (loss)	$(55.6)	$71.6	$(61.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	70.3	64.1	58.3
Asset retirement obligations and deferred rent expenses	(0.2)	0.7	(7.1)
Amortization of acquired technologies and other intangibles	87.5	89.1	78.4
Amortization of stock-based compensation	49.1	41.4	43.1
Amortization of debt issuance costs and accretion of debt discount	20.9	19.5	17.9
Amortization of discount and premium on investments, net	3.8	3.5	2.9
Loss (gain) on disposal and impairment of long-lived assets	22.7	1.5	(1.3)
Gain on sale of investments, net	(1.6)	(3.4)	(13.1)
Impairment of investments	0.3	0.2	1.4
Dividends received from long-term investments	—	—	(2.0)
Allowance for doubtful accounts and sales returns	2.2	0.6	1.5
Changes in operating assets and liabilities, net of impact of acquisitions of businesses and dispositions of assets:
Accounts receivable	17.2	(52.8)	(62.3)
Inventories	(7.7)	(38.6)	22.2
Other current and non-current assets	(16.8)	(23.7)	18.3
Accounts payable	(29.2)	9.7	20.8
Income taxes payable	(0.8)	(4.0)	(9.5)
Deferred revenue, current and non-current	(5.1)	44.1	33.4
Accrued payroll and related expenses	(25.3)	(1.0)	11.7
Accrued expenses and other current and non-current liabilities	(12.6)	(17.2)	(33.6)
Net cash provided by operating activities	119.1	205.3	119.2
INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(444.8)	(355.3)	(427.1)
Maturities and sales of investments	418.2	285.3	623.5
Changes in restricted cash	3.5	(2.3)	(21.1)
Acquisitions, net of cash acquired	(12.5)	—	(207.3)
Purchases of long-term investments	—	—	(0.5)
Proceeds received from divestiture of business, net of selling costs	—	—	2.0
Acquisition of property and equipment	(72.2)	(116.7)	(41.4)
Proceeds from sale of assets, net of selling costs	2.1	0.7	1.0
Proceeds from sale of subsidiary	—	—	3.5
Dividends received from long-term investments	—	—	2.0
Net cash used in investing activities	(105.7)	(188.3)	(65.4)
FINANCING ACTIVITIES:
Payment of financing obligations	(11.6)	(6.8)	(8.6)
Proceeds from financing obligations	6.9	—	—
Redemption of convertible debt	(13.2)	(0.2)	—
Payment of debt issuance costs	(1.9)	—	—
Proceeds from exercise of employee stock options and employee stock purchase plan	17.9	38.1	9.6
Net cash (used in) provided by financing activities	(1.9)	31.1	1.0
Effect of exchange rates on cash and cash equivalents	(5.8)	7.1	(1.5)
Increase in cash and cash equivalents	5.7	55.2	53.3
Cash and cash equivalents at beginning of period	395.4	340.2	286.9
Cash and cash equivalents at end of period	$401.1	$395.4	$340.2

Supplemental disclosure of cash flow information:
Cash paid for interest	$6.0	$5.8	$6.1
Cash paid for taxes	16.2	15.3	9.6
Non-cash transactions:
Purchase of infrastructure technology equipment and licenses	3.2	7.1	—

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total
Balance at June 27, 2009	217.0	0.2	69,530.5	(68,618.8)	22.6	934.5
Net loss	—	—	—	(61.8)	—	(61.8)
Change in net unrealized gains on available-for-sale investments	—	—	—	—	6.2	6.2
Foreign currency translation adjustment	—	—	—	—	(4.6)	(4.6)
Defined benefit obligation, net of tax	—	—	—	—	(9.1)	(9.1)
Comprehensive income (loss)	—	—	—	—		(69.3)
Shares issued under employee stock plans, net of tax effects	4.1	—	0.4	—	—	0.4
Stock-based compensation	—	—	43.1	—	—	43.1
Balance at July 3, 2010	221.1	0.2	69,574.0	(68,680.6)	15.1	908.7
Net income	—	—	—	71.6	—	71.6
Change in net unrealized loss on available-for-sale investments	—	—	—	—	(2.3)	(2.3)
Foreign currency translation adjustment	—	—	—	—	12.1	12.1
Defined benefit obligation, net of tax	—	—	—	—	7.9	7.9
Comprehensive income (loss)	—	—	—	—	—	89.3
Shares issued under employee stock plans, net of tax effects	6.5	—	25.7	—	—	25.7
Stock-based compensation	—	—	41.7	—	—	41.7
Balance at July 2, 2011	227.6	0.2	69,641.4	(68,609.0)	32.8	1,065.4
Net loss	—	—	—	(55.6)	—	(55.6)
Change in net unrealized loss on available-for-sale investments	—	—	—	—	(1.2)	(1.2)
Foreign currency translation adjustment	—	—	—	—	(9.4)	(9.4)
Defined benefit obligation, net of tax	—	—	—	—	(14.7)	(14.7)
Comprehensive income (loss)	—	—	—	—	—	(80.9)
Shares issued under employee stock plans, net of tax effects	4.3	—	5.0	—	—	5.0
Stock-based compensation	—	—	49.5	—	—	49.5
Reacquisition of equity component related to convertible debt repurchase	—	—	(0.2)	—	—	(0.2)
Balance at June 30, 2012	231.9	$0.2	$69,695.7	$(68,664.6)	$7.5	$1,038.8

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

JDS Uniphase Corporation (“JDSU”) is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. JDSU technologies also enable broadband and optical innovation in many essential industries such as biomedical and environmental instrumentation, semiconductor processing, aerospace and defense, and brand protection. In addition, our optical coatings are used in visual display and decorative product differentiation applications.

Fiscal Years

The Company utilizes a 52-53 week fiscal year ending on the Saturday closest to June 30th.  The Company’s fiscal 2012 ended on June 30, 2012 and was a 52 week year.  The Company’s fiscal 2011 ended on July 2, 2011 was a 52 week year. The Company’s fiscal 2010 ended on July 3, 2010 was a 53 week year.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance in accordance with U.S. GAAP and include the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated.

Discontinued Operations

On September 18, 2012, the Company entered into a definitive agreement to sell its hologram business (“Hologram Business”) to OpSec Security Inc. for $11.5 million in cash which subsequently closed on October 12, 2012. The Consolidated Statements of Operations and amounts in the footnotes relating to items included in the Consolidated Statement of Operations have been recast to present the Hologram Business as discontinued operations as described in “Note 20. Discontinued Operations”. Unless noted otherwise, discussion in the Notes to Consolidated Financial Statements pertains to continuing operations.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, the reported amount of net revenue and expenses and the disclosure of commitments and contingencies during the reporting periods. The Company bases estimates on historical experience and on various assumptions about the future that are believed to be reasonable based on available information. The Company’s reported financial position or results of operations may be materially different under different conditions or when using different estimates and assumptions, particularly with respect to significant accounting policies. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information.

Cash and Cash Equivalents

The Company considers highly liquid instruments such as treasury bills, commercial paper and money market instruments with original maturities of 90 days or less at the time of purchase to be cash equivalents.

Restricted Cash

At June 30, 2012 and July 2, 2011, the Company’s short-term restricted cash balances were $31.1 million and $35.9 million, respectively, and the Company’s long-term restricted cash balances were $6.6 million and $5.4 million, respectively. They primarily include interest-bearing investments in bank certificates of deposit and money market funds which act as collateral supporting the issuance of letters of credit and performance bonds for the benefit of third parties.

Investments

The Company’s investments in debt securities and marketable equity securities are primarily classified as available-for-sale investments or trading securities and are recorded at fair value. The cost of securities sold is based on the specific identification method. Unrealized gains and losses on available-for-sale investments, net of tax, are reported as a separate component of stockholders’ equity. Gains or losses on trading securities resulting from changes in fair value are recognized currently in earnings. The Company’s short-term investments include securities with stated maturities of longer than twelve months which are classified as current assets as they are highly liquid and available to support current operations.

The Company periodically reviews these investments for impairment. If a debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income (loss) for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and the Company’s best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to earnings (loss), and the noncredit loss portion is recorded as a separate component of other comprehensive income (loss).

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable, and deferred compensation liability, approximate fair value because of their short maturities. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. There is an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the assumptions about the factors that market participants would use in valuing the asset or liability.

Estimates of fair value of fixed-income securities are based on third party, market-based pricing sources which the Company believes to be reliable. These estimates represent the third parties’ good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale. For instruments that are not actively traded, estimates may be based on current treasury yields adjusted by an estimated market credit spread for the specific instrument. The use of different valuation methodologies or market assumptions could have a material impact on estimated fair value amounts. The fair market value of the Company’s 1% Senior Convertible Notes fluctuates with interest rates and with the market price of the stock, but does not affect the carrying value of the debt on the balance sheet. Refer to the Company’s “Note 11. Debts and Letters of Credit” for more detail.

Inventories

Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of net realizable market value.  The Company assesses the valuation on a quarterly basis and writes down the value for estimated excess and obsolete inventory based upon estimates of future demand, including warranty requirements.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets: 10 to 50 years for building and improvements, 2 to 10 years for machinery and equipment, and 2 to 5 years for furniture, fixtures, software and office equipment. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

Costs related to software acquired, developed or modified solely to meet the Company’s internal requirements and for which there are no substantive plans to market are capitalized in accordance with the authoritative guidance on accounting for the costs of computer software developed or obtained for internal use. Only costs incurred after the preliminary planning stage of the project and after management has authorized and committed funds to the project are eligible for capitalization. Costs capitalized for computer software developed or obtained for internal use are included in Property, Plant and Equipment on the Consolidated Balance Sheets.

Goodwill

Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair value of the identifiable assets acquired and liabilities assumed. The Company tests for impairment of goodwill on an annual basis in the fourth quarter and at any other time when events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. See “Note 8. Goodwill” for more detail.

Circumstances that could trigger an impairment test include, but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; change in customer, target market and strategy; unanticipated competition; loss of key personnel; or the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed.

In fiscal 2012, the FASB amended its guidance to simplify testing goodwill for impairment. The amended guidance allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If an entity determines that as a result of the qualitative assessment that it is more likely than not (>50% likelihood) that the fair value of a reporting unit is less than its carrying amount, then the quantitative test is required. Otherwise, no further testing is required. The Company elected to early adopt this accounting guidance for its annual impairment test performed in the fourth quarter of fiscal 2012.

Under the quantitative test, if the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded in the Statement of Operations as “Impairment of goodwill”. Measurement of the fair value of a reporting unit is based on one or more of the following fair value measures including: amounts at which the unit as a whole could be bought or sold in a current transaction between willing parties; using present value techniques of estimated future cash flows; or using valuation techniques based on multiples of earnings or revenue, or a similar performance measure.

Intangible Assets

Intangible assets consist primarily of intellectual property acquired and purchased intangible assets. Purchased intangible assets primarily include acquired developed technologies (developed and core technology), proprietary know-how, trade secrets, trademarks and trade names, and customer base. Intangible assets are amortized using the straight-line method over estimated useful lives which is the period during which expected cash flows support the fair value of such intangible assets.

Loss (gain) on disposal and impairment of long-lived assets

Long-lived assets held and used

The Company tests long-lived assets for recoverability, at the asset group level, when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. See “Note 10. Loss (Gain) on Disposal and Impairment of Long-Lived Assets” for more detail.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized in the Statement of Operations as “Loss (gain) on disposal and impairment of long-lived assets” when the carrying amount is not recoverable and exceeds fair value.

Long-lived assets held for sale

Long-lived assets are classified as held for sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. See “Note 10. Loss (Gain) on Disposal and Impairment of Long-Lived Assets” for more detail.

The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount or fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

Pension and Other Postretirement Benefits

The funded status of the Company’s retirement-related benefit plans is recognized in the Consolidated Balance Sheets. The funded status is measured as the difference between the fair value of plan assets and the benefit obligation at fiscal year end, the measurement date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (“PBO”) and for the nonpension postretirement benefit plan the benefit obligation is the accumulated postretirement benefit obligation (“APBO”). The PBO represents the actuarial present value of benefits expected to be paid upon retirement. The APBO represents the actuarial present value of postretirement benefits attributed to employee services already rendered. The fair value of plan assets represents the current market value of cumulative company contributions made to an irrevocable trust fund, held for the sole benefit of participants, which are invested by the trust fund. Unfunded or partially funded plans, with the benefit obligation exceeding the fair value of plan assets, are aggregated and recorded as a retirement and nonpension postretirement benefit obligation equal to this excess. The current portion of the retirement-related benefit obligation represents the actuarial present value of benefits payable in the next 12 months in excess of the fair value of plan assets, measured on a plan-by-plan basis. This liability is recorded in other current liabilities in the Consolidated Balance Sheets.

(Gains) losses and prior service cost (credit) not recognized as a component of net periodic pension cost (income) in the Consolidated Statement of Operations as they arise are recognized as a component of accumulated other comprehensive income in the Consolidated Balances Sheets, net of tax. Those (gains) losses and prior service cost (credit) are subsequently recognized as a component of net periodic pension period cost (income) pursuant to the recognition and amortization provisions of applicable accounting standards. (Gains) losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. Prior service cost (credit) represents the cost of benefit improvements attributable to prior service granted in plan amendments.

Net periodic pension cost (income) is recorded in the Consolidated Statement of Operations and includes service cost, interest cost, expected return on plan assets, amortization of prior service cost and (gains) losses previously recognized as a component of accumulated other comprehensive income. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Certain events, such as changes in employee base, plan amendments and changes in actuarial assumptions, result in a change in the benefit obligation and the corresponding change in other comprehensive income. The result of these events is amortized as a component of net periodic cost (income) over the service lives of the participants, provided such amounts exceed thresholds which are based upon the benefit obligation or the value of plan assets.

The measurement of the benefit obligation and net periodic pension cost (income) is based on the Company’s estimates and actuarial valuations provided by third-party actuaries which are approved by the Company’s management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, and mortality rates. In estimating the expected return on plan assets, the Company considers historical returns on plan assets, adjusted for forward-looking considerations, inflation assumptions and the impact of the active management of the plan’s invested assets. While the Company believes that these assumptions are appropriate, significant differences in the actual experience or significant changes in the assumptions that may be required under new legislation, or accounting pronouncements, or otherwise may materially affect the Company’s pension and other post-retirement obligations and related future expense.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments and trade receivables. The Company’s cash equivalents and short-term investments are held in safekeeping by large, creditworthy financial institutions. The Company invests its excess cash primarily in U.S. government and agency bonds, corporate securities, money market funds, asset-backed securities, and other investment-grade securities. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity.

The Company performs credit evaluations of its customers’ financial condition and generally does not require collateral from its customers. These evaluations require significant judgment and are based on a variety of factors including, but not limited to, current economic trends, historical payment, bad debt write-off experience, and financial review of the customer.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. When the Company becomes aware that a specific customer is unable to meet its financial obligations, the Company records a specific allowance to reflect the level of credit risk in the customer’s outstanding receivable balance. In addition, the Company records additional allowances based on certain percentages of aged receivable balances. These percentages take into account a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience.The Company classifies bad debt expenses as selling, general and administrative expenses.

The Company is not able to predict changes in the financial stability of its customers. Any material change in the financial status of any one or a group of customers could have a material adverse effect on the Company’s results of operations and financial condition. Although such losses have been within management’s expectations to date, there can be no assurance that such allowances will continue to be adequate. The Company has significant trade receivables concentrated in the telecommunications industry. While the Company’s allowance for doubtful accounts balance is based on historical loss experience along with anticipated economic trends, unanticipated financial instability in the telecommunications industry could lead to higher than anticipated losses. No one customer accounted for greater than 10% of accounts receivables and revenue during the periods presented.

The Company generally uses a rolling twelve month forecast based on anticipated product orders, customer forecasts, product order history and backlog to determine its material requirements. Lead times for the parts and components that the Company orders vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If the forecast does not meet actual demand, the Company may have excess or shortfalls of some materials and components, as well as excess inventory purchase commitments. The Company could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase costs and could have a material adverse impact on the Company’s results of operations.

Foreign Currency Forward Contracts

The Company conducts its business and sells its products directly to customers primarily in North America, Europe and Asia. In the normal course of business, the Company’s financial position is routinely subject to market risks associated with foreign currency rate fluctuations due to balance sheet positions in foreign currencies. The Company evaluates foreign exchange risks and utilizes foreign currency forward contracts to reduce such risks. The change in fair value of these foreign currency forward contracts is recorded as income or loss in the Company’s Consolidated Statements of Operations as a component of Interest and other income (expense), net.

Foreign Currency Translation

Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income, within Shareholder’s Equity. Income and expense accounts are translated at the prior month balance sheet exchange rates, which are deemed to approximate average monthly rate. Gains and losses from re-measurement of assets and liabilities denominated in currencies other than the respective functional currencies are included in the Consolidated Statements of Operations as a component of Interest and other income (expense), net.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided, risk of loss has transferred and in cases where formal acceptance is required, customer acceptance has been obtained or customer acceptance provisions have lapsed. In situations where a formal acceptance is required but the acceptance only relates to whether the product meets its published specifications, revenue is recognized upon shipment provided all other revenue recognition criteria are met. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

The Company reduces revenue for rebates and other similar allowances. Revenue is recognized only if these estimates can be reliably determined. The Company’s estimates are based on its historical results taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

In addition to the aforementioned general policies, the following are the specific revenue recognition policies for multiple-element arrangements and for each major category of revenue.

Multiple-Element Arrangements

In October 2009, the FASB issued authoritative guidance that applies to arrangements with multiple deliverables. The guidance eliminates the residual method of revenue recognition, on non-software arrangements, and allows the use of management’s best estimate of selling price (“BESP”) for individual elements of an arrangement when vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) is unavailable. In addition, the FASB issued authoritative guidance which removes non-software components of tangible products and certain software components of tangible products from the scope of existing software revenue guidance, resulting in the recognition of revenue similar to that for other tangible products. The Company adopted these standards at the beginning of its first quarter of fiscal year 2011 on a prospective basis for applicable transactions originating or materially modified on or after July 3, 2010.

When a sales arrangement contains multiple deliverables, such as sales of products that include services, the multiple deliverables are evaluated to determine the units of accounting, and the entire fee from the arrangement is allocated to each unit of accounting based on the relative selling price. Under this approach, the selling price of a unit of accounting is determined by using a selling price hierarchy which requires the use of VSOE of fair value if available, TPE if VSOE is not available, or BESP if neither VSOE nor TPE is available. Revenue is recognized when the revenue recognition criteria for each unit of accounting are met.

The Company establishes VSOE of selling price using the price charged for a deliverable when sold separately and, in remote circumstances, using the price established by management having the relevant authority. TPE of selling price is established by evaluating similar and interchangeable competitor goods or services in sales to similarly situated customers. When VSOE or TPE are not available the Company then uses BESP. Generally, the Company is not able to determine TPE because its product strategy differs from that of others in our markets, and the extent of customization varies among comparable products or services from its peers. The Company establishes BESP using historical selling price trends and considering multiple factors including, but not limited to geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices. When determining BESP, the Company applies significant judgment in establishing pricing strategies and evaluating market conditions and product lifecycles.

The determination of BESP is made through consultation with and approval by the segment management. Segment management may modify or develop new pricing practices and strategies in the future. As these pricing strategies evolve, we may modify our pricing practices in the future, which may result in changes in BESP. The aforementioned factors may result in a different allocation of revenue to the deliverables in multiple element arrangements from fiscal 2011, which may change the pattern and timing of revenue recognition for these elements but will not change the total revenue recognized for the arrangement.

To the extent that a deliverable(s) in a multiple-element arrangement is subject to specific guidance (for example, software that is subject to the authoritative guidance on software revenue recognition) the Company allocates the fair value of the units of accounting using relative selling price and that unit of accounting is accounted for in accordance with the specific guidance. Some product offerings include hardware that are integrated with or sold with software that delivers the functionality of the equipment.

The Company believes that this equipment is not considered software related and would therefore be excluded from the scope of the authoritative guidance on software revenue recognition.

If the transactions entered into or materially modified on or after July 3, 2010 were subject to the previous accounting guidance, the reported net revenue amount during the year ended July 2, 2011, would decrease by approximately $7 million.

Hardware

Revenue from hardware sales is recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement. Any cost of warranties and remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized.

Services

Revenue from services and system maintenance is typically recognized on a straight-line basis over the term of the contract. Revenue from time and material contracts is recognized at the contractual rates as labor hours are delivered and direct expenses are incurred. Revenue related to extended warranty and product maintenance contracts is deferred and recognized on a straight-line basis over the delivery period. The Company also generate service revenue from hardware repairs and calibration which is recognized as revenue upon completion of the service.

Software

The Company’s software arrangements generally consist of a perpetual license fee and PCS. Generally the Company has established VSOE of fair value for PCS contracts based on the renewal rate or the bell curve methodology. Revenue from maintenance, unspecified upgrades and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software, software related and non software-related elements are accounted for in accordance with the following policies.

•                  Non software and software related products are bifurcated based on a relative selling price

•                  Software related products are separated into units of accounting if all of the following criteria are met:

•                  The functionality of the delivered element(s) is not dependent on the undelivered element(s).

•                  There is VSOE of fair value of the undelivered element(s).

•                  Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

If these criteria are not met, the software revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is VSOE of the undelivered item(s) but no such evidence for the delivered item(s), the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate VSOE of the undelivered elements. In cases where VSOE is not established for PCS, revenue is recognized ratably over the PCS period after all software deliverables have been made and the only undelivered item is PCS.

Warranty

The Company provides reserves for the estimated costs of product warranties at the time revenue is recognized. It estimates the costs of its warranty obligations based on its historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise.

Shipping and Handling Costs

The Company records costs related to shipping and handling of revenue in cost of sales for all periods presented.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising costs totaled $1.2 million, $1.4 million, and $1.5 million in fiscal 2012, 2011, and 2010, respectively.

Research and Development (“R&D”) Expense

Costs related to research and development, which primarily consists of labor and benefits, supplies, facilities, consulting, and outside service fees, are charged to expense as incurred, except as follows: capitalization of material software development costs begins when a product’s technological feasibility has been established in accordance with the authoritative accounting guidance. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, and which typically occurs when beta testing commences, and the general availability of such software has been very short. Accordingly, software development costs have been expensed as incurred.

Stock-Based Compensation

The Company estimates the fair value of stock options with service conditions and employee stock purchase plan awards (“ESPP”) using the Black-Scholes-Merton option-pricing model and a single option award approach. This option-pricing model requires the input of highly subjective assumptions, including the award’s expected life and the price volatility of the underlying stock. The expected stock price volatility assumption is determined using a combination of historical and implied volatility of the Company’s common stock. The Company uses the Lattice model to estimate the fair value of certain performance based options with market conditions. The fair value of the time based Full Value Awards is based on the closing market price of the Company’s common stock on the date of award. The Company uses the Monte Carlo simulation to estimate the fair value of certain performance based Full Value Awards with market conditions.

The Company estimates the expected forfeiture rate and only recognizes expense for those shares expected to vest. When estimating forfeitures, the Company considers voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture rates are trued-up to actual forfeiture as the equity awards vest. The total fair value of the equity awards, net of forfeiture, is recorded on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period, except for performance based Full Value Awards and options with market conditions which are amortized based upon graded vesting method.

Income Taxes

In accordance with the authoritative guidance on accounting for income taxes, the Company recognizes income taxes using an asset and liability approach. This approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. The measurement of current and deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated.

The authoritative guidance provides for recognition of deferred tax assets if the realization of such deferred tax assets is more likely than not to occur. With the exception of certain international jurisdictions, the Company has determined that at this time it is more likely than not that deferred tax assets attributable to the remaining jurisdictions will not be realized, primarily due to uncertainties related to its ability to utilize its net operating loss carryforwards before they expire. Accordingly, the Company has established a valuation allowance for such deferred tax assets.  If there is a change in the Company’s ability to realize its deferred tax assets, then its tax provision may decrease in the period in which it determines that realization is more likely than not.

The authoritative guidance on accounting for uncertainty in income taxes clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Additionally, it provides guidance on recognition, classification, and disclosure of tax positions.  The Company is subject to income tax audits by the respective tax authorities in all of the jurisdictions in which it operates. The determination of tax liabilities in each of these jurisdictions requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. The Company recognizes liabilities based on its estimate of whether, and the extent to which, additional tax liabilities are more likely than not. If the Company ultimately determines that the payment of such a liability is not necessary, then it reverses the liability and recognizes a tax benefit during the period in which the determination is made that the liability is no longer necessary.

The recognition and measurement of current taxes payable or refundable and deferred tax assets and liabilities requires that the Company make certain estimates and judgments. Changes to these estimates or a change in judgment may have a material impact on the Company’s tax provision in a future period.

Restructuring Accrual

In accordance with authoritative guidance on accounting for costs associated with exit or disposal activities, generally costs associated with restructuring activities are recognized when they are incurred. However, in the case of leases, the expense is estimated and accrued when the property is vacated. Given the significance of, and the timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made from the time the property was vacated, including evaluating real estate market conditions for expected vacancy periods and sub-lease income. Additionally, a liability for post-employment benefits for workforce reductions related to restructuring activities is recorded when payment is probable, the amount is reasonably estimable, and the obligation relates to rights that have vested or accumulated. The Company continually evaluates the adequacy of the remaining liabilities under its restructuring initiatives. Although the Company believes that these estimates accurately reflect the costs of its restructuring plans, actual results may differ, thereby requiring the Company to record additional provisions or reverse a portion of such provisions.

Loss Contingencies

The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted and whether new accruals are required.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the ARO liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. The Company derecognizes ARO liabilities when the related obligations are settled.  At June 30, 2012 and July 2, 2011, $1.6 million and $0.9 million of ARO was included in the Consolidated Balance Sheets in “Other current liabilities” and the remainder of $9.2 million and $9.4 million was included in “Other non-current liabilities”.

	Balance at				Revisions	Balance at
	Beginning of	Liabilities	Liabilities	Accretion	to	End of
(in millions)	Period	Incurred	Settled	Expense	Estimates	Period
Asset Retirement Obligations:
Year ended June 30, 2012	$10.3	0.4	(0.5)	0.6	—	$10.8
Year ended July 2, 2011	$7.9	1.9	0.1	0.5	(0.1)	$10.3

Note 2. Recently Issued Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This guidance will be effective for the Company beginning in the first quarter of fiscal 2014. The adoption of this guidance may expand existing disclosure requirements, which the Company is currently evaluating.

In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amended guidance eliminates one of the presentation options provided by current U.S. GAAP that is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, it gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company has included a new separate consolidated statement of comprehensive income (loss) to reflect the retrospective effect of adopting the amended guidance.

Note 3. Earnings Per Share

The following table sets forth the computation of basic and diluted net (loss) income per share (in millions, except per share data):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Numerator:
(Loss) income from continuing operations, net of tax	$(26.1)	$78.7	$(51.2)
(Loss) from discontinued operations, net of tax	(29.5)	(7.1)	(10.6)
Net (loss) income	$(55.6)	$71.6	$(61.8)

Denominator:
Weighted-average number of common shares outstanding
Basic	230.0	224.4	218.9
Effect of dilutive securities from stock-based benefit plans	—	8.2	—
Diluted	230.0	232.6	218.9

(Loss) income from continuing operations, net of tax - basic	$(0.11)	$0.35	$(0.23)
(Loss) from discontinued operations, net of tax - basic	(0.13)	(0.03)	(0.05)
Net (loss) income - basic	$(0.24)	$0.32	$(0.28)

(Loss) income from continuing operations, net of tax - diluted	$(0.11)	$0.34	$(0.23)
(Loss) from discontinued operations, net of tax - diluted	(0.13)	(0.03)	(0.05)
Net (loss) income - diluted	$(0.24)	$0.31	$(0.28)

The following table sets forth the weighted-average potentially dilutive securities excluded from the computation of the diluted (loss) income per share because their effect would have been anti-dilutive (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Stock options and ESPP	9.9	3.8	18.9
Restricted shares and stock units	7.7	—	6.4
Total potentially dilutive securities	17.6	3.8	25.3

The 1% convertible notes are not included in the table above. The par amount of convertible notes is payable in cash equal to the principal amount of the notes plus any accrued and unpaid interest and then the “in-the-money” conversion benefit feature at the conversion price above $30.30 per share is payable in shares of the Company’s common stock or cash.  See “Note 11. Debts and Letters of Credit” for more details.

Note 4. Accumulated Other Comprehensive Income

The Company’s accumulated other comprehensive income consists of the accumulated net unrealized gains or losses on available-for-sale investments, foreign currency translation adjustments, and defined benefit obligation. At June 30, 2012 and July 2, 2011, balances for the components of accumulated other comprehensive income were as follows (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Unrealized losses on investments, net of tax	$(2.8)	$(1.6)
Foreign currency translation gains	10.6	20.0
Defined benefit obligation, net of tax	(0.3)	14.4
Accumulated other comprehensive income	$7.5	$32.8

Note 5. Mergers and Acquisitions

Fiscal 2012 Acquisitions

Dyaptive Systems Inc. (“Dyaptive”)

In January 2012, the Company completed the acquisition of Dyaptive Systems Inc. (“Dyaptive”) based in Vancouver, Canada. The Company acquired tangible and intangible assets and assumed liabilities of Dyaptive for a total purchase price of CAD 14.9 million (approximately USD 14.8 million) in cash, including a holdback payment of CAD 2.0 million (approximately USD 2.0 million), which is reserved for potential breach of representations and warranties, due on December 14, 2012.

Dyaptive is a provider of wireless laboratory test tools for base station and network load simulators. By acquiring Dyaptive, the Company expects to strengthen its laboratory product portfolio and to offer field service and production test tools that are complementary to its current products. Dyaptive is included in the Company’s Communications Test and Measurement (“CommTest”) segment.

The Company accounted for the transaction in accordance with the authoritative guidance on business combinations; therefore, the tangible and intangible assets acquired and liabilities assumed were recorded at fair value on the acquisition date.

The purchase price was allocated as follows (in millions, in USD):

Net tangible assets acquired	$3.4
Intangible assets acquired:
Developed technology	6.2
Customer relationships	2.3
Others	0.9
Goodwill	2.0
Total purchase price	$14.8

The following table summarizes the components of the tangible assets acquired and liabilities assumed at fair value (in millions):

Cash	$4.0
Accounts receivable	0.9
Inventories	0.8
Property and equipment	0.5
Accounts payable	(0.2)
Deferred revenue	(0.3)
Employee related liabilities	(2.3)
Net tangible assets acquired	$3.4

The fair value of acquired developed technology and customer relationships was determined based on an income approach using the discounted cash flow method. The acquired developed technology and customer relationship intangible assets are being amortized over their estimated useful lives of four years. Acquired intangible assets are classified as Level 3 assets for which fair value is derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement.

The goodwill arising from this acquisition is primarily attributed to sales of future products and services and the assembled workforce of Dyaptive. Goodwill is not being amortized but is reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with authoritative guidance. Goodwill has been assigned to the CommTest segment and is not deductible for tax purposes.

Dyaptive’s results of operations have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements.

QuantaSol Limited (“QuantaSol”)

In July 2011, the Company purchased critical product design, patented intellectual technology, and other assets from QuantaSol, a concentrated photovoltaic (“CPV”) provider, for a total cash purchase price consideration of $3.7 million. The purchased assets are included in the Company’s Communications and Commercial Optical Products (“CCOP”) segment.

The Company accounted for the transaction in accordance with the authoritative guidance on business combinations; therefore, the tangible and intangible assets acquired were recorded at fair value on the acquisition date. The acquired intangible assets are classified as Level 3 assets for which fair value is derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement.

The $3.7 million purchase price was allocated primarily to developed technology and is being amortized over an estimated useful life of four years.

Fiscal 2010 Acquisitions

Network Solutions Division of Agilent Technologies, Inc. (“NSD”)

In May 2010, the Company purchased NSD from Agilent Technologies, Inc. for a total purchase price consideration of approximately $163.8 million in cash. NSD is included in the Company’s CommTest segment.

The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$27.9
Intangible assets acquired:
Developed technology	42.7
Customer relationships	30.8
In-process research and development	9.8
Customer backlog	5.8
Goodwill	46.8
Total purchase price	$163.8

The following table summarizes the components of the tangible assets acquired at fair value (in millions):

Accounts receivable	$26.8
Inventories	4.7
Property and equipment	4.8
Accounts payable	(4.8)
Deferred revenue	(6.3)
Other assets and liabilities, net	2.7
Net tangible assets acquired	$27.9

The acquired intangible assets, except for in-process research and development (“IPR&D”), are being amortized over their estimated useful lives, which are presented in the table below :

Developed technology	5 years
Customer relationships	5 to 9 years
Customer backlog	1 to 2 years

NSD’s results of operations have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. The financial information in the table below summarizes the results of operations of the Company and NSD, on a pro forma basis, as though the companies have been combined as of the beginning of each of the years presented:

(in millions, except per share data)	July 3, 2010
Pro forma net revenue	1,497.5
Pro forma net loss	(79.1)
Pro Forma net loss per share - basic and diluted	(0.36)

Storage Network Tools Business of Finisar Corporation (“SNT”)

In July 2009, the Company purchased the Storage Network Tools business (“SNT”) from Finisar for approximately $40.7 million in cash. SNT is included in JDSU’s Communications Test and Measurement segment.

The Company accounted for the transaction in accordance with the authoritative guidance on business combinations; therefore, the tangible and intangible assets acquired and liabilities assumed were recorded at fair value on the acquisition date.

The purchase price was allocated as follows (in millions, in USD):

Net tangible assets acquired	$1.8
Intangible assets acquired:
Developed technology	16.2
Customer relationships	10.0
In-process research and development	1.5
Other	1.3
Goodwill	9.9
Total purchase price	$40.7

The following table summarizes the components of the tangible assets acquired at fair value (in millions):

Inventories	$1.5
Property and equipment	0.6
Deferred revenue	(0.1)
Other assets and liabilities, net	(0.2)
Net tangible assets acquired	$1.8

The acquired intangible assets, except for IPR&D, are being amortized over their estimated useful lives, which are presented in the table below:

Customer relationships	6 years
Developed technology	5 years
Trademark/tradename	5 years
Internally used software	3 years

Note 6. Balance Sheet and Other Details

Accounts Receivable Reserves and Allowances

The components of account receivable reserves and allowances were as follows (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Allowance for doubtful accounts	$2.2	$2.3
Allowance for sales returns and other	0.4	0.5
Total accounts receivable reserves and allowances	$2.6	$2.8

The activities and balances for allowance for doubtful accounts are as follows (in millions):

	Balance at	Charged to
	Beginning of	Costs and		Balance at End
	Period	Expenses	Deduction (1)	of Period
Allowance for doubtful accounts:
Year ended June 30, 2012	$2.3	$1.8	(1.9)	$2.2
Year ended July 2, 2011	2.6	0.5	(0.8)	2.3
Year ended July 3, 2010	2.3	1.2	(0.9)	2.6

(1) Write-offs of uncollectible accounts, net of recoveries.

Inventories, Net

Inventories are stated at the lower of cost or market, and include material, labor, and manufacturing overhead costs.  The components of inventories, net were as follows (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Finished goods	$89.5	$86.5
Work in process	37.3	30.4
Raw materials and purchased parts	47.7	54.3
Total inventories, net	$174.5	$171.2

Property, Plant and Equipment, Net

The components of property, plant and equipment, net were as follows (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Land	$14.1	$16.5
Buildings and improvements	35.8	39.9
Machinery and equipment	421.3	370.8
Furniture, fixtures, software and office equipment	166.1	152.4
Leasehold improvements	95.3	86.5
Construction in progress	33.0	36.8
	765.6	702.9
Less: Accumulated depreciation	(512.7)	(454.0)
Property, plant and equipment, net	$252.9	$248.9

At June 30, 2012 and July 2, 2011, net included $14.6 million and $17.3 million in land and buildings, respectively, related to the Santa Rosa sale and leaseback transactions accounted for under the financing method. At June 30, 2012, property, plant and equipment, net included $6.8 million in land and buildings related to the Eningen site sale and leaseback transactions accounted for under the financing method. See “Note 18. Commitments and Contingencies” for more detail.

During fiscal 2012, 2011, and 2010, the Company recorded $69.2 million, $63.3 million, and $57.3 million, respectively, of depreciation expense.

During fiscal 2012 and 2011, the Company recorded a loss on disposal and impairment of long-lived assets of $1.2 million and $1.5 million , respectively. During fiscal 2010, the Company recorded a gain on disposal and impairment of long-lived assets of $2.0 million. See “Note 10. Loss (Gain) on Disposal and Impairment of Long-Lived Assets” for more detail.

Prepayments and Other Current Assets

The components of prepayments and other current assets were as follows (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Prepayments	$30.9	$33.4
Advances to contract manufacturers	18.4	13.2
Deferred income tax	2.3	2.0
Refundable income taxes	4.7	2.5
Other receivables	13.0	10.0
Other current assets	7.9	9.1
Total prepayments and other current assets	$77.2	$70.2

Other Current Liabilities

The components of other current liabilities were as follows (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Deferred compensation plan	$4.6	$5.7
Warranty accrual	8.1	7.9
VAT liabilities	2.7	3.2
Restructuring accrual	8.6	11.0
Deferred taxes	3.1	1.5
Other	10.8	11.7
Total other current liabilities	$37.9	$41.0

Other Non-Current Liabilities

The components of other non-current liabilities were as follows (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Pension accrual and post-employment benefits	$85.2	$81.3
Deferred taxes	4.7	8.6
Restructuring accrual	4.0	4.4
Financing obligation	35.4	33.2
Non-current income taxes payable	9.3	10.2
Asset retirement obligations	9.2	9.4
Long-term deferred revenue	16.1	22.1
Other	12.7	11.7
Total other non-current liabilities	$176.6	$180.9

Interest and other income (expense), net

The components of interest and other income (expense), net were as follows (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Interest income	$3.5	$3.9	$6.3
Foreign exchange gains (losses), net	0.3	(1.5)	(0.7)
Proceeds from Nortel class action settlement (1)	0.3	0.3	3.4
Proceeds from insurance claims(2)	9.4	—	—
Loss on repurchase of Convertible Notes	(0.7)	—	—
Gain on equity investments	—	—	2.0
Impairment of investments	(0.3)	(0.2)	(1.4)
Other income (expense), net	(1.3)	(0.3)	(1.4)
Total interest and other income (expense), net	$11.2	$2.2	$8.2

(1)   In February 2001, the Company received approximately 65.7 million shares (the “Nortel Shares”) of Nortel Networks Corporation (“Nortel”) common stock in connection with the sale of its Zurich, Switzerland subsidiary to Nortel.  Beginning in February 2001 Nortel has been involved with two class action lawsuits on behalf of persons who purchased Nortel common stock during the class period.  The Company began selling the Nortel Shares in 2001 and had sold all of its holdings by July 2005.

In December 2007, the Company was notified by the settlement administrator that its Proof of Claim and Release submitted in relation to the case had been accepted.  The initial distribution of cash and common shares to participants in the settlement was approved in March and April of 2008. The Company continues to periodically receive payments related to the settlement, including approximately $0.3 million in cash during the first quarter of fiscal 2012, approximately $0.3 million in cash during the fourth quarter of fiscal 2011 and approximately $3.4 million in cash during the third quarter of fiscal 2010.

(2)   During the three months ended December 31, 2011, one of Company’s primary CCOP segment manufacturing partners, Fabrinet, experienced significant flooding which resulted in suspension of operations for a portion of the quarter. As a result, the Company filed an insurance claim for business interruption and miscellaneous property losses related to the event. During the fourth quarter of fiscal 2012, the Company received $10.5 million net of deductibles from the insurance company of which $9.4 million was recorded in Interest and other income (expense), net.

Note 7. Investments and Fair Value Measurements

Available-For-Sale Investments

The Company’s investments in marketable debt and equity securities were primarily classified as available-for-sale investments.

At June 30, 2012 the Company’s available-for-sale securities were as follows (in millions):

	Amortized	Gross	Gross
	Cost / Carrying	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Debt securities:
U.S. treasuries	$52.0	$—	$—	$52.0
Agencies
U.S.	65.1	0.2	—	65.3
Foreign	3.3	—	—	3.3
Municipal bonds & sovereign debt instruments	11.4	—	—	11.4
Asset-backed securities	21.9	0.2	(0.4)	21.7
Corporate securities	183.6	1.3	(0.1)	184.8
Total available-for-sale securities	$337.3	$1.7	$(0.5)	$338.5

The Company generally classifies debt securities as cash equivalents, short-term investments, or long-term investments based on the stated maturities, however certain securities with stated maturities of longer than twelve months which are highly liquid and available to support current operations are classified as current assets. As of June 30, 2012, of the total estimated fair value, $21.3 million was classified as cash equivalents, $315.9 million was classified as short-term investments, and $1.3 million was classified as long-term investments.

In addition to the amounts presented above, at June 30, 2012, the Company’s short-term investments classified as trading securities, related to the deferred compensation plan, were $4.6 million, of which $0.9 million were invested in debt securities, $0.5 million were invested in money market instruments and funds and $3.2 million were invested in equity securities. Trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized in Interest and other income (expense), net.

During fiscal 2012, 2011 and 2010, the Company recorded other-than-temporary impairment charges of $0.3 million, $0.2 million and $1.4 million, respectively, on asset backed securities.

At June 30, 2012, the Company’s gross unrealized losses on available-for-sale securities, aggregated by type of investment instrument were as follows (in millions):

	Less than	Greater than
	12 Months	12 Months	Total
Asset-backed securities	$—	$0.4	$0.4
Corporate securities	0.1	—	0.1
Total gross unrealized losses	$0.1	$0.4	$0.5

At June 30, 2012, contractual maturities of the Company’s debt securities classified as available-for-sale securities were as follows (in millions):

	Amortized	Estimated
	Cost	Fair Value
Amounts maturing in less than 1 year	$227.1	$228.3
Amounts maturing in 1 - 5 years	108.7	108.9
Amounts maturing more than 5 years	1.5	1.3
Total debt securities	$337.3	$338.5

At July 2, 2011, the Company’s available-for-sale securities were as follows (in millions):

	Amortized	Gross	Gross
	Cost / Carrying	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Debt securities:
U.S. treasuries	$27.7	$0.1	$—	$27.8
Agencies
U.S.	48.5	0.3	—	48.8
Foreign	3.2	—	—	3.2
Municipal bonds & sovereign debt instruments	7.2	—	—	7.2
Asset-backed securities	20.0	1.0	(0.4)	20.6
Corporate securities	209.1	1.6	—	210.7
Total available-for-sale securities	$315.7	$3.0	$(0.4)	$318.3

The Company generally classifies debt securities as cash equivalents, short-term investments, or long-term investments based on the stated maturities, however certain securities with stated maturities of longer than twelve months which are highly liquid and available to support current operations are classified as current assets. As of July 2, 2011, of the total estimated fair value, $23.7 million was classified as cash equivalents, $291.7 million was classified as short-term investments, and $2.9 million was classified as long-term investments.

In addition to the amounts presented above, at July 2, 2011, the Company’s short-term investments classified as trading securities, related to the deferred compensation plan, were $5.7 million, of which $0.9 million were invested in debt securities, $0.5 million were invested in money market instruments and funds and $4.3 million were invested in equity securities. Trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized in Interest and other income (expense), net.

At July 2, 2011, the Company’s gross unrealized losses on available-for-sale securities, aggregated by type of investment instrument were as follows (in millions):

	Less than	Greater than
	12 Months	12 Months	Total
Asset-backed securities	$—	$0.4	$0.4
Total gross unrealized losses	$—	$0.4	$0.4

Marketable Equity Investments

As of June 30, 2012 and July 2, 2011, the Company did not hold any marketable equity securities that are classified as available-for-sale securities.

During the first quarter of fiscal 2011, the Company sold the remaining 393,150 shares of common stock in Fabrinet at $10.0 per share and recognized a gain of $3.3 million, the difference between the net proceeds of $3.7 million and the cost of $0.4 million.

During fiscal 2010, the Company recorded net gains on sale of investments of $13.1 million, primarily due to the sale of 1,606,850 shares of common stock in Fabrinet, in connection with their initial public offering, receiving net proceeds of $14.9 million or $9.30 per share, after deduction of 7% of underwriting fees, on June 30, 2010. These shares of common stock had a carrying value of $1.00 per share. As of July 3, 2010, the Company owned 393,150 shares of Fabrinet’s common stock that was previously reported as a long-term investment at a carrying cost of $1.00 per share. Since the Company subsequently sold the remaining shares in the first quarter of fiscal 2011, the Company reported the investment in Fabrinet as a short-term available-for-sale investment held at a fair value of $10.76 per share as of July 3, 2010 and recorded an unrealized gain of approximately $3.8 million in accumulated other comprehensive income.

Fair Value Measurements

Assets measured at fair value at June 30, 2012 are summarized below (in millions):

		Fair value measurement as of June 30, 2012
		Quoted Prices in	Significant
		Active Markets	Other
		for Identical	Observable
		Assets	Inputs
	Total	(Level 1)	(Level 2)
Assets:
Debt available-for-sale securities
U.S. treasuries	$52.0	$52.0	$—
Agencies
U.S.	65.3	—	65.3
Foreign	3.3	—	3.3
Municipal bonds and sovereign debt instruments	11.4	—	11.4
Asset-backed securities	21.7	—	21.7
Corporate securities	184.8	—	184.8
Total debt available-for-sale securities	338.5	52.0	286.5
Money market instruments and funds	350.7	350.7	—
Trading securities	4.6	4.6	—
Total assets (1)	$693.8	$407.3	$286.5

(1)                                 $334.3 million in cash and cash equivalents, $320.5 million in short-term investments, $31.1 million in restricted cash, $6.6 million in other non-current assets, and $1.3 million in long-term investments on the Company’s consolidated balance sheets.

The Company measures its cash equivalents, marketable securities, and foreign currency forward contracts at fair value, which does not materially differ from the carrying values of these instruments in the financial statements.

The Company’s cash and investment instruments are classified within Level 1 or Level 2 of the fair value hierarchy based on quoted prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

•                  Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets. Level 1 assets of the Company include money market funds and U.S. Treasury securities as they are traded in active markets with sufficient volume and frequency of transactions.

•                  Level 2 includes financial instruments for which the valuations are based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. Level 2 instruments of the Company generally include certain U.S. and foreign government and agency securities, commercial paper, corporate and municipal bonds and notes, asset-

backed securities, and foreign currency forward contracts. To estimate their fair value, the Company utilizes pricing models based on market data. The significant inputs for the valuation model usually include benchmark yields, reported trades, broker and dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data, and industry and economic events.

•                  Level 3 includes financial instruments for which fair value is derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement.

There was no transfer between level 1 and level 2 for fiscal year 2012 and 2011.

As of June 30, 2012 and July 2, 2011, the Company did not hold any Level 3 investment securities.

Foreign Currency Forward Contracts

The forward contracts, most with a term of less than 120 days, were transacted near month end; therefore, the fair value of the contracts as of both June 30, 2012 and July 2, 2011, is not significant. The change in the fair value of these foreign currency forward contracts is recorded as income or loss in the Company’s Consolidated Statements of Operations as a component of Interest and other income (expense), net.

Note 8. Goodwill

Goodwill

The following table presents the changes in goodwill allocated to the reportable segments (in millions):

	Communications Test &	Advanced Optical
	Measurement	Technologies	Total
Balance as of July 3, 2010 (1)	$57.7	$8.3	$66.0
Goodwill from Acquisition	—	—	—
Adjustments primarily including currency translation adjustments related to the NSD Acquisition	1.4	—	1.4
Balance as of July 2, 2011 (2)	$59.1	$8.3	$67.4
Goodwill from Dyaptive Acquisition (3)	2.0	—	2.0
Adjustments primarily including currency translation adjustments related to the NSD Acquisition	(0.7)	—	(0.7)
Balance as of June 30, 2012 (4)	$60.4	$8.3	$68.7

(1)         Gross goodwill balances for CCOP, CommTest, and AOT were $5,111.3 million, $540.8 million, and $92.8 million, respectively as of July 3, 2010.

Accumulated impairment for CCOP, CommTest, and AOT were $5,111.3 million, $483.1 million, and $84.5 million, respectively as of July 3, 2010.

(2)         Gross goodwill balances for CCOP, CommTest, and AOT were $5,111.3 million, $542.2 million, and $92.8 million, respectively as of July 2, 2011.

Accumulated impairment for CCOP, CommTest, and AOT were $5,111.3 million, $483.1 million, and $84.5 million, respectively as of July 2, 2011.

(3)         See “Note 5. Mergers and Acquisitions” of the Notes to Consolidated Financial Statements for detail.

(4)         Gross goodwill balances for CCOP, CommTest, and AOT were $5,111.3 million, $543.5 million, and $92.8 million, respectively as of June 30, 2012.

Accumulated impairment for CCOP, CommTest, and AOT were $5,111.3 million, $483.1 million, and $84.5 million, respectively as of June 30, 2012.

The following table presents gross goodwill and accumulated impairment balances for the fiscal years ended June 30, 2012, and July 2, 2011 (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Gross goodwill balance	$5,747.6	$5,746.3
Accumulated impairment losses	(5,678.9)	(5,678.9)
Net goodwill balance	$68.7	$67.4

Impairment of Goodwill

The Company reviews goodwill for impairment annually during the fourth quarter of the fiscal year or more frequently if events or circumstances indicate that an impairment loss may have occurred. No triggering events were noted during the interim periods of fiscal 2012, 2011 or 2010 and thus, the Company reviewed goodwill for impairment during the fourth quarter. The Company determined that, based on its cash flow structure, organizational structure and the financial information that is provided to and reviewed by management for the periods ended fiscal 2012, 2011 and 2010, its reporting units are: CommTest, CCOP, COPG, ASG, and Flex.

Fiscal 2012:

In September 2011, the FASB amended its guidance to simplify testing goodwill for impairment. The amended guidance allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company elected to early adopt this accounting guidance during the fourth quarter of fiscal 2012. Per the qualitative assessment, the Company concluded that it was not more likely than not that the fair value of the reporting units that currently have goodwill recorded exceeded its carrying amount. In assessing the qualitative factors, the Company considered the impact of these key factors: change in industry and competitive environment, market capitalization, earnings multiples, budgeted-to-actual operating performance from prior year, and consolidated company stock price and performance etc. As such, it was not necessary to perform the two-step goodwill impairment test at this time and hence the Company recorded no impairment charge in accordance with its annual impairment test.

Fiscal 2011 and 2010:

Under the first step of the authoritative guidance for impairment testing, the fair value of the reporting units was determined based on a combination of the income approach, which estimates the fair value based on the future discounted cash flows, and the market approach, which estimates the fair value based on comparable market prices. Based on the first step of the analysis, the Company determined that the fair value of each reporting unit is significantly above its carrying amount. As such, the Company was not required to perform the second step analysis on any reporting unit to determine the amount of the impairment loss. The Company recorded no impairment charge in accordance with its annual impairment test.

Note 9. Acquired Developed Technology and Other Intangibles

The following tables present details of the Company’s acquired developed technology and other intangibles (in millions):

	Gross
	Carrying	Accumulated
As of June 30, 2012	Amount	Amortization	Net
Acquired developed technology	$534.8	$(398.6)	$136.2
Other	279.3	(236.7)	42.6
Total intangibles	$814.1	$(635.3)	$178.8

	Gross
	Carrying	Accumulated
As of July 2, 2011	Amount	Amortization	Net
Acquired developed technology	$517.4	$(344.1)	$173.3
Other	300.5	(208.2)	92.3
Total intangibles subject to amortization	817.9	(552.3)	265.6
Indefinite life intangibles	9.8	—	9.8
Total intangibles	$827.7	$(552.3)	$275.4

Other intangibles consists of patents, trademarks, trade names, proprietary know-how and trade secrets, customer and secure government relationships, customer backlog, and non-competition agreements.  During the third quarter of fiscal 2012, the Company completed the $9.8 million IPR&D project related to the NSD business acquisition of fiscal 2010 and transferred it from indefinite life intangible assets to acquired developed technology and began amortizing the developed technology intangible asset over its useful life of five years.

During fiscal 2012 the Company recorded an impairment charge of $18.8 million on the carrying amount of other intangibles related to the Hologram Business in accordance with the authoritative guidance. This charge has been presented in the Consolidated Statements of Operations as a component of Loss from discontinued operations, net of tax and is included in the Accumulated amortization line in the preceding table. During fiscal 2011 and 2010, the Company recorded no impairment in the carrying amount of acquired developed technology and other intangibles as a result of impairment analyses performed in accordance with authoritative guidance. See “Note 10. Loss (Gain) on Disposal and Impairment of Long-Lived Assets” for more detail.

During fiscal 2012, 2011, and 2010, the Company recorded $80.3 million, $82.8 million, and $72.3 million, respectively, of amortization related to acquired developed technology and other intangibles.  The following table presents details of the Company’s amortization (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Cost of sales	$58.6	$56.9	$50.6
Operating expense	21.7	25.9	21.7
Total	$80.3	$82.8	$72.3

Based on the carrying amount of acquired developed technology and other intangibles in continuing operations as of June 30, 2012, and assuming no future impairment of the underlying assets, the estimated future amortization is as follows (in millions):

Fiscal Years
2013	$68.3
2014	42.5
2015	34.8
2016	12.9
2017	10.4
Thereafter	9.9
Total amortization	$178.8

Note 10. Loss (Gain) on Disposal and Impairment of Long-Lived Assets

During fiscal 2012 and 2011, we recorded $1.2 million and $1.5 million, respectively of loss on disposal and impairments of our long-lived assets in accordance with the authoritative accounting guidance regarding disposal or impairment of long-lived assets. During fiscal 2010, we recorded $2.0 million of gain on disposal and impairment of our long-lived assets in accordance with the same guidance. The carrying values of assets held for sale at June 30, 2012 and July 2, 2011 were both zero.  The following table summarizes the components of the impairments and gain/losses of long-lived assets (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Loss (gain) on Disposal and Impairment of Long-Lived Assets:
Assets held and used	$—	$—	$—
(Gain) loss on the sale of assets	(0.6)	(0.1)	(0.1)
Long-lived assets to be disposed of other than sale	1.8	1.6	(1.9)
Total loss (gain) on disposal and impairment of long-lived assets	$1.2	$1.5	$(2.0)

Fiscal 2012

Assets Held and Used:

In the fourth quarter of fiscal 2012, the Company made an assessment based on business conditions and market forecast to explore strategic alternatives for its Hologram Business within the AOT reportable segment which may result in exit activities significantly before the end of its previously estimated useful life.

Correspondingly, under the authoritative guidance, the Company estimated the future net undiscounted cash flows expected to be generated using a probability-weighed approach for various scenarios. The cash flow period was based on the remaining useful life of the primary asset. The estimated future net undiscounted cash flows were then compared to the carrying amount of the long-lived asset group. The result of the analysis indicated that the estimated undiscounted cash flows were less than the carrying amount of the long-lived asset group, and accordingly the long-lived asset group related to the Hologram Business is not recoverable. The Company recorded the long-lived asset impairment charge of $18.8 million related to the intangibles and $2.7 million related to property, plant and equipment based on the discounted cash-flows under various scenarios. On September 18, 2012, the Company entered into a definitive agreement to sell the Hologram Business which subsequently closed on October 12, 2012. Accordingly, the entire impairment amount has been presented in the Consolidated Statements of Operations as a component of Loss from discontinued operations, net of tax.

The fair value of the aforementioned long-lived assets was determined based on an income approach using the discounted cash flow method. These assets are classified as Level 3 assets for which fair value is derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement.

Asset Disposal Other than Sale:

During fiscal 2012, the Company recorded a loss of $1.8 million on the disposal of assets other than sale primarily related to accelerated depreciation in facilities at Everbright, Camarillo and Fort Collins sites.

Sale of asset

During fiscal 2012, the Company recorded a gain of $0.7 million on the sale of asset primarily related to sale of certain building and land in Eningen, Germany under a sale and leaseback arrangement. See note 18. Commitments and Contingencies for details.

Fiscal 2011

Asset Disposal Other than Sale:

During fiscal 2011, the Company recorded a loss of $1.6 million on the disposal of assets other than sale primarily related to accelerated depreciation on facilities at Ottawa and Fort Collins.

Fiscal 2010

Asset Disposal Other than Sale:

During fiscal 2010, the Company recorded a gain of $1.9 million for the disposal of assets other than sale primarily related to cash receipts from Sanmina-SCI on leasehold improvements related to the sale of certain assets and liabilities related to manufacturing operations in Shenzhen, China in fiscal 2009 that had previously been written-off, partially offset by accelerated depreciation.

Note 11. Debts and Letters of Credit

The following table presents details of the Company’s debt as of June 30, 2012 and July 2, 2011 (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
1% senior convertible notes	$292.8	$285.8
Total convertible debt	292.8	285.8
Less: current portion	292.8	—
Total long-term debt	$—	$285.8

The Company expects to repay all or part of the principal balance of $311.0 million outstanding under the 1% Senior Convertible Notes no later than May 2013. Therefore, 1% senior Convertible Notes was classified as short term debt as of June 30, 2012.

The Company was in compliance with all debt covenants as of June 30, 2012.

1% Senior Convertible Notes

On June 5, 2006, the Company completed an offering of $425 million aggregate principal amount of 1% Senior Convertible Notes due 2026. Proceeds from the notes amounted to $415.9 million after issuance costs. The notes bear interest at a rate of 1.00% per year and are convertible into a combination of cash and shares of the Company’s common stock at a conversion price of $30.30 per share. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2006. The notes mature on May 15, 2026.

The holders of the notes may require the Company to purchase all or a portion of the notes on each of May 15, 2013, May 15, 2016 and May 15, 2021 at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. In addition, upon certain fundamental changes, holders may require the Company to purchase for cash the notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. The Company may not redeem the notes before May 20, 2013. On or after that date, the Company may redeem all or part of the notes for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Upon adoption of the authoritative guidance which applies to the 1% Senior Convertible Notes, the Company calculated the carrying value of the liability component at issuance as the present value of its cash flows using a discount rate of 8.1%, based on the 7-year swap rate plus credit spread as of the issuance date. The credit spread for JDSU is based on the historical average “yield to worst” rate for BB-rated issuers. The carrying value of the liability component was determined to be $266.5 million. The equity component, or debt discount, of the notes was determined to be $158.5 million. The debt discount is being amortized using the effective interest rate of 8.1% over the period from issuance date through May 15, 2013 as a non-cash charge to interest expense. As of June 30, 2012, the remaining term of the 1% Senior Convertible Notes is less than one year and accordingly is classified as short-term debt.

The $9.1 million of costs incurred in connection with the issuance of the notes were capitalized and bifurcated into debt issuance cost of $5.7 million and equity issuance cost of $3.4 million. The debt issuance cost is being amortized to interest expense using the effective interest method from issuance date through May 15, 2013.

During fiscal 2012, the Company repurchased $14.0 million aggregate principal amount of the notes for $13.9 million in cash. In connection with the repurchase, a loss of $0.7 million was recognized in interest and other income (loss), net in compliance with the authoritative guidance. After giving effect to the repurchase, the total amount of 1% Senior Convertible Notes outstanding as of June 30, 2012 was $292.8 million.

As of June 30, 2012, the unamortized portion of the debt issuance cost related to the notes is $0.7 million and is included in Other current assets on the Consolidated Balance Sheets.

The following table presents the carrying amounts of the liability and equity components (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Carrying amount of equity component	$158.3	$158.5

Principal amount of 1% Senior Coupon Notes	311.0	325.0
Unamortized discount of liability component	(18.2)	(39.2)
Carrying amount of liability component	$292.8	$285.8

Based on quoted market prices, as of June 30, 2012 and July 2, 2011, the fair market value of the 1% Senior Convertible Notes was approximately $307.3 million and $332.1 million, respectively. Changes in fair market value reflect the change in the market price of the notes. The 1% Senior Convertible Notes are classified within level 2 as they are not actively traded in markets; and the bond parity derivatives related to the convertible notes are classified within level 1 since the quoted market price for identical instrument are available in active markets. The fair value of the bond parity derivatives is approximately zero as of June 30, 2012 and July 2, 2011.

The following table presents the effective interest rate and the interest expense for the contractual interest and the accretion of debt discount (in millions, except for the effective interest rate):

	Years Ended
	June 30	July 2
	2012	2011
Effective interest rate	8.1%	8.1%
Interest expense-contractual interest	$3.2	$3.3
Accretion of debt discount	20.1	18.7

The increase of the debt related to the interest accretion is treated as a non-cash transaction and the repayment of the carrying amount of the debt is classified as a financing activity within the Consolidated Statement of Cash Flows.

Revolving Credit Facility

On January 20, 2012, the Company entered into an agreement (the “Credit Agreement”) for a five-year $250.0 million revolving credit facility that matures in January 2017.  At the Company’s option, the principal amount available under the facility may be increased by up to an additional $100 million.  Borrowings under the credit facility bear an annual interest rate, at the Company’s option, equal to either (i) the Alternate Base Rate (as defined in the Credit Agreement) plus the applicable margin for base rate loans, which ranges between 0.75% and 2.00%, based on the Company’s leverage ratio or (ii) the Adjusted LIBO Rate (as defined in the Credit Agreement) plus the applicable margin for Eurocurrency loans, which ranges between 1.75% and 3.00%, based on the Company’s leverage ratio.  The Company is required to pay a commitment fee on the unutilized portion of the facility of between 0.25% and 0.50%, based on the Company’s leverage ratio.

Obligations under the Credit Agreement are guaranteed by certain wholly owned domestic subsidiaries of the Company (“the Guarantors”).  The Company’s obligations under the Credit Agreement have been secured by a pledge of substantially all assets of the Company and the Guarantors (subject to certain exclusions), full pledges of equity interests in certain domestic subsidiaries and partial pledges of equity interests in certain foreign subsidiaries. The Company has also agreed to maintain at least $200 million of cash and permitted investments in accounts which are subject to a control agreement.

The Credit Agreement contains certain affirmative and negative covenants applicable to the Company and its subsidiaries, which include, among other things, restrictions on their ability to (i) incur additional indebtedness, (ii) make certain investments, (iii) acquire other entities, (iv) dispose of assets, (v) incur liens and (vi) make certain payments including those related to dividends or repurchase of equity. The Credit Agreement also contains financial maintenance covenants, including a maximum senior secured leverage ratio, a maximum total leverage ratio, a minimum interest coverage ratio and the requirement to maintain minimum liquidity.

The $1.9 million of costs incurred in connection with the issuance of the revolving credit facility were capitalized and are being amortized to interest expense on a straight-line basis over five years based on the contractual term of the revolving credit facility. As of June 30, 2012, the unamortized portion of debt issuance cost related to the revolving credit facility was $1.7 million, and was included in Other current assets and Other non-current assets on the Consolidated Balance Sheets.

There was no drawdown under the facility during fiscal 2012, and the outstanding balance as of June 30,2012 is zero.

Outstanding Letters of Credit

As of June 30, 2012, the Company had 15 standby letters of credit totalling $34.9 million.

Note 12. Restructuring and Related Charges

The Company continues to take advantage of opportunities to further reduce costs through targeted restructuring events intended to consolidate its operations and rationalize the manufacturing of its products based on core competencies and cost efficiencies, together with the need to align the business in response to the market conditions. As of June 30, 2012, the Company’s total restructuring accrual was $12.6 million. During the twelve months ended June 30, 2012 and July 2, 2011, the Company recorded $12.5 million and $14.8 million in restructuring and related charges, respectively. Of the $12.5 million in restructuring and related charges recorded during fiscal 2012, $0.1 million attributable to the Hologram Business is presented in the

Consolidated Statements of Operations as a component of Loss from discontinued operations, net of tax. The Company’s restructuring charges can include severance and benefit costs to eliminate a specified number of positions, facilities and equipment costs to vacate facilities and consolidate operations, and lease termination costs. The timing of associated cash payments is dependent upon the type of restructuring charge and can extend over multiple periods.

Summary of Restructuring Plans

The adjustments to the accrued restructuring expenses related to all of the Company’s restructuring plans described below for the twelve months ended June 30, 2012 were as follows:

				Non-cash
	Balance	Fiscal		Settlements	Balance
	July 2,	Year 2012	Cash	and Other	June 30,
	2011	Charges	Settlements	Adjustments	2012
CommTest Operation and Repair Outsourcing Restructuring Plan	$—	$4.3	$(0.4)	$—	$3.9
AOT Business Consolidation Plan	—	0.8	—	—	0.8
CommTest Manufacturing Support Consolidation Plan (Workforce Reduction)	—	2.8	(0.3)	—	2.5
CommTest Solutions Business Restructuring Plan (Workforce Reduction)	—	1.7	(1.5)	—	0.2
CommTest Germantown Tower Restructuring Plan (Lease Costs)	—	0.6	(0.1)	—	0.5
CCOP Fiscal Q1 2012 Plan (Workforce Reduction)	—	1.1	(1.1)	—	—
CommTest Sales Rebalancing Restructuring Plan (Workforce Reduction)	4.5	(0.9)	(3.6)	—	—
CommTest Market Rebalancing Restructuring Plan
Workforce Reduction	$3.6	$(0.3)	$(3.2)	$—	$0.1
Facilities and Equipment	—	0.7	(0.7)	—	—
Lease Costs	—	1.0	(0.2)	0.1	0.9
Total CommTest Market Rebalancing Restructuring Plan	$3.6	$1.4	$(4.1)	$0.1	$1.0
CommTest US Manufacturing Outsourcing Restructuring Plan (Lease Costs)	1.8	(0.1)	(0.8)	0.2	1.1
CommTest Germany Restructuring Plan (Workforce Reduction)	3.3	0.7	(1.0)	(0.6)	2.4
Other plans
Workforce Reduction	1.0	—	(0.8)	(0.1)	0.1
Facilities and Equipment	—	0.9	(0.9)	—	—
Lease Costs	1.2	(0.8)	(0.3)	—	0.1
Total other plans	$2.2	$0.1	$(2.0)	$(0.1)	$0.2
Total	$15.4	$12.5	$(14.9)	$(0.4)	$12.6

Ottawa Lease Exit Costs	5.9	0.1	(1.2)	(0.2)	4.6

As of June 30, 2012 and July 2, 2011, the Company included the long-term portion of the restructuring liability of $4.0 million and $4.4 million, respectively, as “restructuring accrual”, a component under other non-current liabilities, and the short-term portion as “restructuring accrual”, a component under other current liabilities in the Consolidated Balance Sheets.

The Company had also previously recorded lease exit charges, net of assumed sub-lease income in prior fiscal years related to the Ottawa facility that was included in selling, general and administrative expenses. The fair value of the remaining contractual obligations, net of sublease income is $4.6 million and $5.9 million as of June 30, 2012 and July 2, 2011 respectively. The Company included the long-term portion of the contract obligations of $3.7 million and $5.0 million in other non-current liabilities as of each period end, and the short-term portion in other current liabilities in the Consolidated Balance Sheets. The payments related to these lease costs are expected to be paid by the end of the third quarter of fiscal 2018.

CommTest Operation and Repair Outsourcing Restructuring Plan

During the fourth quarter of fiscal 2012, management approved a plan which focuses on three areas in the CommTest segment: (1) moving the repair organization to a repair outsourcing partner; (2) reorganizing the R&D global team because of portfolio prioritization primarily in the CEM (“Customer Experience Management”) business to consolidate key platforms from several sites to single site; (3) reorganizing Global Sales to focus on strategic software growth, wireless growth, and to ensure sales account resources on the most critical global growth accounts. This action will occur over the next several quarters and affected 117 employees in manufacturing, research and development and selling, general and administrative functions. The employees being affected are located in America, Europe and Asia. As a result, a restructuring charge of $4.3 million was recorded towards severance and employee benefits. As of June 30, 2012, 5 of these employees have been terminated. Payments related to the severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2013.

AOT Business Consolidation Plan

During the fourth quarter of fiscal 2012, management approved a plan to consolidate and re-align the various business units within its AOT segment to improve synergies. This action will occur over the next several quarters and affected 17 employees primarily in manufacturing, research and development and selling, general and administrative functions. The employees being affected are located in the United States. As a result, a restructuring charge of $0.8 million was recorded towards severance and employee benefits. Of this $0.8 million restructuring charge, $0.1 million was attributable to the Hologram Business relating to severance and employee benefits for 1 employee and is presented in the Consolidated Statements of Operations as a component of Loss from discontinued operations, net of tax. As of June 30, 2012, none of these employees have been terminated. Payments related to the severance and benefits accrual are expected to be paid by the end of the second quarter of fiscal 2013.

CommTest Manufacturing Support Consolidation Plan

During the third quarter of fiscal 2012, management approved a plan to continue to consolidate its manufacturing support operations in the CommTest segment, by reducing the number of contract manufacturer locations worldwide and moving most of them to lower cost regions such as Mexico and China. This action will occur over the next several quarters and affected 80 employees in manufacturing, research and development and selling, general and administrative functions. The employees being affected are located in North America, Europe and Asia. As a result, a restructuring charge of $2.8 million was recorded towards severance and employee benefits. As of June 30, 2012, 2 employees have been terminated. Payments related to the severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2013.

CommTest Solutions Business Restructuring Plan

During the second quarter of fiscal 2012, management approved a plan to re-organize the Customer Experience Management business of the CommTest segment to improve business efficiencies with greater focus on the mobility and video software test business, and to re-organize CommTest’s global operations to reduce costs by moving towards an outsourcing model. Approximately 57 employees in manufacturing, research and development and selling, general and administrative functions were affected by the plan. The employees being affected are located in North America, Europe and Asia. As a result, a restructuring charge of $1.7 million was recorded towards severance and employee benefits. As of June 30, 2012, 55 employees have been terminated. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the second quarter of fiscal 2013.

CommTest Germantown Tower Restructuring Plan

During the second quarter of fiscal 2012, management approved a plan to consolidate workspace in Germantown, Maryland, primarily used by the CommTest segment. As of December 31, 2011, the Company exited the workspace in Germantown under the plan. The fair value of the remaining contractual obligations, net of sublease income as of June 30, 2012 was $0.5 million. Payments related to the lease costs are expected to be paid by the end of the second quarter of fiscal 2019.

CCOP Fiscal Q1 2012 Plan

During the first quarter of fiscal 2012, management approved a plan to restructure certain CCOP segment functions and responsibilities to drive efficiency and segment profitability in light of current economic conditions. 40 employees in manufacturing, research and development and selling, general and administrative functions were affected by the plan. As a result, a restructuring charge of $1.1 million was recorded towards severance and employee benefits. As of December 31, 2011, all the employees under the plan have been terminated. The employees affected were located in North America and Asia. Payments related to severance and benefits were paid by October 2011.

CommTest Sales Rebalancing Restructuring Plan

During the fourth quarter of fiscal 2011, management approved a plan to re-organize the sales organization and one of the product portfolios in the CommTest segment to focus efforts on higher growth technologies and regions. This re-organization was designed to improve the effectiveness of the segment’s sales organization and re-align the research and development projects towards the overall growth strategy of the segment. Approximately 87 employees in manufacturing, research and development and selling, general and administrative functions were affected by the plan. As of June 30, 2012, all employees have been terminated. The employees being affected are located in America, Europe and Asia. During the twelve months ended June 30, 2012, the Company adjusted down the accrual by $0.9 million, due to management’s decision to re-locate employees who were originally included in the workforce reduction plan in order to realize co-location efficiencies.  Payments related to remaining the severance and benefits accrual were paid by the end of the fourth quarter of fiscal 2012.

CommTest Market Rebalancing Restructuring Plan

During the third quarter of fiscal 2011, management approved a plan for the CommTest segment to focus on higher growth products and services in lower cost markets with higher growth potential. This resulted in termination of employment, exit of three facilities and manufacturing transfer costs. Approximately 127 employees in manufacturing, research and development and selling, general and administrative functions were affected by the plan. As of June 30, 2012, all employees have been terminated. The employees being affected are located in North America, Europe and Asia. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the first quarter of fiscal 2013. The fair value of the remaining contractual obligations, net of sublease income as of June 30, 2012 was $0.9 million. Payments related to the lease costs are expected to be paid by the end of the second quarter of fiscal 2016.

CommTest US Manufacturing Outsourcing Restructuring Plan

During fiscal 2010, the Company exited facilities in the states of Maryland and Indiana as part of its restructuring plan in the CommTest segment to reduce and/or consolidate manufacturing locations. The fair value of the remaining contractual obligations, net of sublease income as of June 30, 2012 was $1.1 million. Payments related to the lease costs are expected to be paid by the end of the second quarter of fiscal 2015 for its facilities in the state of Indiana. Payments related the lease costs for its facilities in the state of Maryland were paid out as of December 31, 2011.

CommTest Germany Restructuring Plan

During the fourth quarter of fiscal 2009, the Company implemented a restructuring plan for its site in Germany in its CommTest segment to significantly change the overall cost structure and complexity of the site, and to align the cost of the site more with market demand. 77 employees in manufacturing, research and development and selling, general and administrative functions were affected by the plan. As of June 30, 2012, 65 employees have been terminated. Payments related to the severance and benefits accrual are expected to be paid by the end of the fourth quarter of fiscal 2016.

Other plans

Other plans account for a minor portion of total restructuring accrual, with minimal or no revisions recorded.

Note 13. Income Taxes

The Company’s income (loss) before income taxes consisted of the following (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Domestic	$(76.7)	$44.6	$(65.6)
Foreign	33.1	1.0	6.3
(Loss) income before income taxes	$(43.6)	$45.6	$(59.3)

The Company’s income tax expense (benefit) consisted of the following (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Federal:
Current	$—	$(0.1)	$(0.4)
Deferred	0.6	1.4	0.4
	0.6	1.3	—
State:
Current	0.2	0.1	(0.1)
Deferred	0.1	0.2	—
	0.3	0.3	(0.1)
Foreign:
Current	16.1	11.6	7.1
Deferred	(5.0)	(39.2)	(4.5)
	11.1	(27.6)	2.6
Total income tax expense (benefit)	$12.0	$(26.0)	$2.5

The federal deferred tax expense primarily relates to the amortization of tax deductible goodwill.  The foreign current expense primarily relates to the Company’s profitable operations in certain foreign jurisdictions.  The foreign deferred tax benefit primarily relates to the amortization of foreign intangibles.

There was no material tax benefit associated with exercise of stock options for the fiscal years ended June 30, 2012, July 2, 2011, and July 3, 2010.

A reconciliation of the Company’s income tax expense (benefit) at the federal statutory rate to the income tax expense (benefit) at the effective tax rate is as follows (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Income tax (benefit) expense computed at federal statutory rate	$(15.2)	$15.9	$(20.8)
Foreign rate differential	(3.8)	(1.0)	(1.0)
Valuation allowance	23.7	(44.0)	24.1
Reversal of previously accrued taxes	(1.5)	(6.1)	(1.3)
Withholding tax	0.2	1.6	1.0
Tax credits	(1.2)	—	(1.0)
Non-deductible expenses	6.0	4.0	2.2
Other	3.8	3.6	(0.7)
Income tax expense (benefit)	$12.0	$(26.0)	$2.5

The components of the Company’s net deferred taxes consisted of the following (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Gross deferred tax assets:
Tax credit carryforwards	$148.0	$140.1	$158.4
Net operating loss carryforwards	2,288.2	2,273.4	2,334.1
Inventories	15.3	15.5	18.1
Accruals and reserves	41.0	43.6	27.1
Other	102.3	102.1	92.5
Acquisition-related items	127.2	155.4	186.3
Gross deferred tax assets	2,722.0	2,730.1	2,816.5
Valuation allowance	(2,637.0)	(2,611.2)	(2,702.6)
Deferred tax assets	85.0	118.9	113.9
Gross deferred tax liabilities:
Acquisition-related items	(35.2)	(65.1)	(86.3)
Undistributed foreign earnings	(2.9)	(2.3)	(4.0)
Other	(12.3)	(20.4)	(29.2)
Deferred tax liabilities	(50.4)	(87.8)	(119.5)
Total net deferred tax assets (liabilities)	$34.6	$31.1	$(5.6)

As of June 30, 2012, the Company had federal, state and foreign tax net operating loss carryforwards of $5,876.5 million, $2,223.8 million and $867.3 million, respectively, and federal, state and foreign research and other tax credit carryforwards of $74.5 million, $37.3  million and $47.4 million, respectively. Of this amount, approximately $81.5 million when realized will be credited to additional paid-in capital. The Company’s policy is to account for the utilization of tax attributes under a with-and-without approach. The tax net operating loss and tax credit carryforwards will expire at various dates through 2032 if not utilized. Utilization of the tax net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state and foreign provisions. Loss carryforward limitations may result in the expiration or reduced utilization of a portion of the Company’s net operating losses.

U.S. income and foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries have not been provided on $186.1 million of undistributed earnings for certain foreign subsidiaries. The Company intends to reinvest these earnings indefinitely outside of the United States. The Company estimates that an additional $8.2 million of U.S. income or foreign withholding taxes would have to be provided if these earnings were repatriated back to the U.S.

The valuation allowance increased by $25.8 million in fiscal 2012, decreased by $91.4 million in fiscal 2011, and increased by $26.0 million in fiscal 2010. The increase during fiscal 2012 was primarily due to increases in domestic and foreign tax net operating losses sustained during the year, offset by utilization and expiration of domestic and foreign net operating losses. The decrease during fiscal 2011 was primarily due to release of the deferred tax valuation allowance for a non-US jurisdiction and the utilization and expiration of domestic and foreign net operating losses. The increase during fiscal 2010 was primarily due to increases in domestic and foreign tax net operating losses sustained during the year, offset by utilization of foreign net operating losses.

Approximately $514.7 million of the valuation allowance as of June 30, 2012 was attributable to pre-fiscal 2006 windfall stock option deductions, the benefit of which will be credited to paid-in-capital if and when realized through a reduction in income tax payable. Beginning with fiscal 2006, the Company began to track the windfall stock option deductions off-balance sheet. If and when realized, the tax benefit associated with those deductions will be credited to additional paid-in-capital.

During fiscal 2011, the Company determined that it is more likely than not that a portion of the deferred tax assets of a subsidiary in a non-US jurisdiction (the “foreign subsidiary”) will be realized after considering all positive and negative evidence. Prior to fiscal 2011, because of significant negative evidence including principally continued economic uncertainty in the industry in the foreign jurisdiction specifically and reorganization activity that would adversely affect the foreign subsidiary’s future operations and profit levels on a continuing basis in future years, the Company determined that it was more likely than not that the deferred tax assets would not be realized. However, during fiscal 2011, the foreign subsidiary had realized cumulative pre-tax income for the preceding three years and as a result of the finalization of the Company’s reorganization plans during the year had forecasted future pre-tax income sufficient to realize a portion of its deferred tax assets prior to the expiration of its operating losses and tax credit carryforwards. Upon considering the relative impact of all evidence, both negative and positive, and the weight accorded to each, the Company concluded that it was more likely than not that a portion of the deferred tax assets of the foreign subsidiary would be realized and that such portion of the valuation allowance should be released.

Accordingly, a deferred tax valuation allowance release of $34.9 million was recorded as an income tax benefit during the year. The Company’s conclusion that it is more likely than not that a portion of such deferred tax assets will be realized is strongly influenced by its forecast of future taxable income. The Company believes its forecast of future taxable income is reasonable; however, it is inherently uncertain. Therefore, if the Company realizes materially less future taxable income than forecasted or has material unforeseen losses, then its ability to generate sufficient income necessary to realize a portion of the deferred tax assets may be reduced and an additional charge to increase the valuation allowance may be recorded. Conversely, if the Company generates taxable income materially greater than what was forecasted, then a further release of valuation allowance may be possible.

A reconciliation of unrecognized tax benefits between June 27, 2009 through June 30, 2012 is as follows (in millions):

Balance at June 27, 2009	69.3
Additions based on the tax positions related to the current year	1.1
Reductions for lapse of statute of limitations	(7.3)
Additions due to foreign currency rate fluctuation	2.7
Reductions based on the tax positions related to the prior year	(0.6)
Balance at July 3, 2010	65.2
Additions based on the tax positions related to the current year	3.6
Reductions for lapse of statute of limitations	(3.6)
Reductions due to foreign currency rate fluctuation	(0.5)
Reductions based on the tax positions related to the prior year	(0.7)
Balance at July 2, 2011	64.0
Additions based on the tax positions related to the current year	3.4
Reductions for lapse of statute of limitations or for audit settlements	(1.9)
Reductions due to foreign currency rate fluctuation	(1.5)
Reductions based on change of tax rate	(2.7)
Balance at June 30, 2012	$61.3

The liabilities for unrecognized tax benefits relate primarily to the allocations of revenue and costs among the Company’s global operations.  In addition, utilization of the Company’s tax net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state and foreign provisions.  As a result, loss carryforward limitations may result in the expiration or reduced utilization of a portion of the Company’s net operating losses.

Included in the balance of unrecognized tax benefits at June 30, 2012 are $3.8 million of tax benefits that, if recognized, would impact the effective tax rate.  Also included in the balance of unrecognized tax benefits at June 30, 2012 are $57.5 million of tax benefits that, if recognized, would result in adjustments to the valuation allowance.

The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits within the income tax provision. The amount of interest and penalties accrued as of June 30, 2012 and July 2, 2011 was approximately $23.0 million and $23.8 million, respectively. During fiscal 2012, the Company’s accrued interest and penalties was reduced by $0.8 million primarily because of the lapse of statute of limitations and foreign currency rate fluctuations.  Due to the uncertainties related to current examinations in various jurisdictions, other changes could occur in the amount of unrecognized tax benefits during the next twelve months which the Company is unable to estimate at this time.

The following table summarizes the Company’s major tax jurisdictions and the tax years that remain subject to examination by such jurisdictions as of June 30, 2012:

Tax Jurisdictions	Tax Years
United States	2008 and onward
Canada	2005 and onward
China	2007 and onward
France	2007 and onward
Germany	2006 and onward

Note 14. Stockholders’ Equity

Preferred Stock

In February 2003, the Company amended and restated its Stockholder Rights Agreement (the “Company Rights Agreement”) and currently each share of the Company’s outstanding common stock is associated with eight rights. Each right entitles stockholders to purchase 1/100,000 share of the Company’s Series B Preferred Stock at an exercise price of $21.00. The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces an acquisition of or tender offers for 15% or more of the Company’s common stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by the Company at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of the Company’s Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

The Company’s Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock (in addition to the 500,000 shares of designated Series B Preferred Stock) and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of the Company’s stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of Series B Preferred Stock or any preferred stock subsequently issued by the Company’s Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Exchangeable Shares of JDS Uniphase Canada Ltd.

On June 30, 1999, in connection with the merger with JDS FITEL, JDS Uniphase Canada Ltd., a subsidiary of the Company, adopted a Rights Agreement (the “Original Exchangeable Rights Agreement”) substantially equivalent to the Company Rights Agreement. In February 2003, in connection with the amendment and restatement of the Company Rights Agreement, the Original Exchangeable Rights Agreement was amended and restated (as amended and restated, the “Exchangeable Rights Agreement”).  Under the Exchangeable Rights Agreement, each exchangeable share issued has an associated right (an “Exchangeable Share Right”) entitling the holder of such Exchangeable Share Right to acquire additional exchangeable shares on terms and conditions substantially the same as the terms and conditions upon which a holder of shares of common stock is entitled to acquire either 1/100,000 share of the Company’s Series B Preferred Stock or, in certain circumstances, shares of common stock under the Company Rights Agreement. The definitions of beneficial ownership, the calculation of percentage ownership and the number of shares outstanding and related provisions of the Company Rights Agreement and the Exchangeable Rights Agreement apply, as appropriate, to shares of common stock and exchangeable shares as though they were the same security. The Exchangeable Share Rights are intended to have characteristics essentially equivalent in economic effect to the Rights granted under the Company Rights Agreement. The Company has the right to force conversion of the exchangeable shares in fiscal 2014.

Note 15. Stock-Based Compensation

Stock-Based Benefit Plans

Stock Option Plans

As of June 30, 2012, the Company had 15.3 million shares of stock options and Full Value Awards (as defined below) issued and outstanding to employees and directors under the Company’s 2005 Acquisition Equity Incentive Plan (the “2005 Plan”), Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), and various other plans the Company assumed through acquisitions. The exercise price for stock options is equal to the fair value of the underlying stock at the date of grant. Options generally become exercisable over a three-year or four-year period and, if not exercised, expire from five to ten years after the date of grant.

On November 14, 2006, the Company’s shareholders approved an amendment and restatement of the 2003 Plan, under which (1) 12,500,000 shares of Common Stock were added to the pool of shares reserved for issuance under the 2003 Plan and (2) all future grants of “Full Value Awards” (as defined below) will reduce the share reserve by one and one-half shares for each share subject to such Awards. On November 12, 2008, the Company’s shareholders approved the following amendments to the 2003 Equity Incentive Plan. The first amendment increased the number of shares that may be issued under 2003 Equity Plan by 12,000,000. The second amendment increased the maximum number of shares granted to any employee in any fiscal year to 1,000,000.  On November 30, 2010, the Company’s shareholders approved an amendment to the 2003 Plan to increase the number of shares that may be issued under this plan by 12,200,000 shares.

On August 17, 2005, the Company’s Board of Directors adopted and approved the Flexible Stock Incentive - 2005 Plan (the “2005 Plan”). Pursuant to Section 3(a) of the 2005 Plan, and in accordance with the registration requirements of the Securities Act of 1933, the Company registered 16.0 million shares, which have been reserved for issuance under the 2005 Plan. The adoption and approval of the 2005 Plan did not affect any of the options granted under the Flexible Stock Incentive - Amended and Restated 1993 Plan which was adopted in fiscal 1993, as amended, and currently outstanding, all of which remain exercisable in accordance with their terms. On May 2, 2010, the Company’s Board of Directors approved to increase the 2005 Acquisition Equity Incentive Plan by 800,000 shares.

As of June 30, 2012, 12.6 million shares of common stock, primarily under the 2003 Plan and the 2005 Plan, were available for grant.

Employee Stock Purchase Plans

In June 1998, the Company adopted the JDS Uniphase Corporation 1998 Employee Stock Purchase Plan, as amended (the “1998 Purchase Plan”). The 1998 Purchase Plan, which became effective August 1, 1998, provides eligible employees with the opportunity to acquire an ownership interest in the Company through periodic payroll deductions and provides a discounted purchase price as well as a look-back period. The 1998 Purchase Plan is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. However, the 1998 Purchase Plan is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The 1998 Purchase Plan will terminate upon the earlier of August 1, 2018 or the date on which all shares available for issuance have been sold. Of the 50.0 million shares authorized to be issued under the 1998 Purchase Plan, 6.3 million shares remained available for issuance as of June 30, 2012.

Effective with the purchase period that began on February 1, 2006, the 1998 Purchase Plan was modified to provide a 5% discount and a six month look-back period. Previously, the 1998 Purchase Plan had provided a 15% discount and up to a two year look-back period.

Full Value Awards

“Full Value Awards” refer to Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Units, and Performance Shares that are granted with the exercise price equal to zero and are converted to shares immediately upon vesting.  These Full Value Awards are performance based, time based, or a combination of performance and time based and expected to vest over one to four years. The fair value of the time based Full Value Awards is based on the closing market price of the Company’s common stock on the date of award.

Stock-Based Compensation Expense

Stock-based compensation cost is measured at grant date, based on the fair value of the award, and recognized in expense over the requisite service period. As required by the authoritative guidance, management has made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest.  The impact on the Company’s results of operations of recording stock-based compensation by function for fiscal 2012, 2011, and 2010 was as follows (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Cost of sales	$7.7	$5.4	$5.2
Research and development	11.6	8.6	8.7
Selling, general and administrative	29.3	26.9	28.5
	$48.6	$40.9	$42.4

Approximately $2.0 million of stock-based compensation was capitalized to inventory at June 30, 2012.

Stock Option Exchange

On November 5, 2010, the Company completed an Offer to Exchange Certain Stock Options for a Number of Restricted Stock Units, Replacement Options or Cash (the “Exchange Offer”). Pursuant to the Exchange Offer, 3,555,241 eligible stock options were tendered, representing approximately 83% of the total stock options eligible for exchange. The Company granted a total of 230,494 new restricted stock units (“RSU”) and 64,763 replacement options in exchange for the eligible stock options surrendered. The grant date fair value of the new RSUs and the exercise price of the replacement options is $11.40, which was the closing price of the Company’s common stock on November 5, 2010 as reported by the NASDAQ Stock Market.  The Company also paid a total of $0.2 million to certain participating employees who would have received in the aggregate less than 100 RSUs or replacement options upon exchange.

The stock option exchange was accounted for as a modification of the options tendered for exchange pursuant to the authoritative guidance of stock-based compensation. Approximately $0.4 million of incremental cost, as well as approximately $0.2 million of unamortized expense related to the cancelled options will be recognized over one or two years, the modified requisite service period of the replaced awards.

Stock Option Activity

The Company did not grant any options during fiscal 2012. The total intrinsic value of options exercised during the year ended June 30, 2012 was $11.0 million. In connection with these exercises, the tax benefit realized by the Company was immaterial due to the fact that the Company has no material benefit in foreign jurisdictions and a full valuation allowance on its domestic deferred tax assets.

The Company issues new shares of common stock upon exercise of stock options. All new hire stock option grants vest over four years with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every quarter thereafter. Focal stock option grants vest over three or four years with various vesting schedules. In fiscal 2009 and 2010 the Company granted performance-based options with market conditions (“the market-condition options”) to named executives. The market-condition options are being amortized based upon the graded vesting method.

As of June 30, 2012, $5.8 million of unrecognized stock-based compensation cost related to stock options remains to be amortized. That cost is expected to be recognized over an estimated amortization period of 1.0 years.

The following is a summary of option activities (amount in millions except per share amounts):

	Options Outstanding
	Number	Weighted-Average
	Of Shares	Exercise Price
Balance as of June 27, 2009	16.8	33.65
Granted	5.2	6.13
Exercised	(1.1)	4.56
Forfeited	(1.1)	6.37
Canceled	(3.0)	74.57
Balance as of July 3, 2010	16.8	21.54
Granted	3.6	11.91
Exercised	(4.1)	7.71
Forfeited	(0.5)	5.99
Canceled	(4.9)	52.52
Balance as of July 2, 2011	10.9	10.42
Exercised	(1.4)	5.84
Forfeited	(0.6)	7.03
Canceled	(0.7)	26.32
Balance as of June 30, 2012	8.2	10.02

The following table summarizes significant ranges of outstanding and exercisable options as of June 30, 2012:

	Options Outstanding				Options Exercisable
		Weighted				Weighted
		Average				Average
		Remaining	Weighted	Aggregate		Remaining	Weighted	Aggregate
Range of	Number	Contractual	Average	Intrinsic	Number	Contractual	Average	Intrinsic
Exercise	of	Life	Exercise	Value	of	Life	Exercise	Value
Prices	Shares	(in years)	Price	(in millions)	Shares	(in years)	Price	(in millions)
$0.00 - 10.00	3,446,133	4.9	$5.18	$20.1	2,208,244	4.8	$4.77	$13.8
10.01 - 20.00	3,985,929	5.0	11.65	1.6	2,473,357	4.3	11.76	0.9
20.01 - 30.00	774,828	3.4	23.06	—	587,328	2.3	23.17	—
30.01 - 100.00	1,303	1.7	35.54	—	1,303	1.7	35.54	—
	8,208,193	4.8	10.02	$21.7	5,270,232	4.3	10.11	$14.7

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $11.0 as of June 30, 2012, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of June 30, 2012 was 3.4 million.

Employee Stock Purchase Plan (“ESPP”) Activity

The compensation expense in connection with the Company’s employee stock purchase plan for the year ended June 30, 2012 was $2.1 million. The expense related to the plan is recorded on a straight-line basis over the relevant subscription period.

The following table summarizes the shares issued and the fair market value at purchase date, pursuant to the Company’s employee stock purchase plan during the year ended June 30, 2012:

Purchase date	January 31, 2012	July 29, 2011
Shares Issued	406,558	370,321
Fair market value at purchase date	$12.69	$13.15

As of June 30, 2012, $0.2 million of unrecognized stock-based compensation cost related to ESPP remains to be amortized. That cost is expected to be recognized through the first quarter of fiscal 2013.

Full Value Awards Activity

During the year ended June 30, 2012, the Company’s Board of Directors approved the grant of 5.0 million Full Value Awards to the Company’s Board of Directors and employees. Time based Full Value Awards are amortized on a straight-line basis over the probable vesting periods. Performance based Full Value Awards are amortized based upon the graded vesting method. During fiscal years 2012, 2011, and 2010, the Company recorded $35.7 million, $26.7 million, and $25.7 million of such compensation expenses, respectively.

As of June 30, 2012, $55.9 million of unrecognized stock-based compensation cost related to Full Value Awards remains to be amortized. That cost is expected to be recognized over an estimated amortization period of 2.1 years.

A summary of the status of the Company’s nonvested Full Value Awards as of June 30, 2012 and changes during the same period is presented below (amount in millions, except per share amounts):

	Full Value Awards
		Non-	Total	Weighted-
	Performance	performance	number of	average grant-
	shares	shares	shares	dated fair value
Nonvested at June 27, 2009	0.7	5.7	6.4	9.38
Awards granted	0.1	2.8	2.9	8.41
Awards vested	(0.4)	(2.5)	(2.9)	10.05
Awards forfeited	(0.1)	(0.9)	(1.0)	9.47
Nonvested at July 3, 2010	0.3	5.1	5.4	8.49
Awards granted	0.1	3.5	3.6	12.34
Awards vested	(0.4)	(2.1)	(2.5)	9.02
Awards forfeited	—	(0.5)	(0.5)	9.43
Nonvested at July 2, 2011	—	6.0	6.0	10.49
Awards granted	0.5	4.5	5.0	12.31
Awards vested	—	(3.0)	(3.0)	9.01
Awards forfeited	—	(0.8)	(0.8)	11.67
Nonvested at June 30, 2012	0.5	6.7	7.2	12.37

Full Value Awards are converted into shares upon vesting. Shares equivalent in value to the minimum withholding taxes liability on the vested shares are withheld by the Company for the payment of such taxes.

Valuation Assumptions

The Company estimates the fair value of the majority of stock options using a Black-Scholes-Merton (BSM) valuation model. The fair value is estimated on the date of grant using the BSM option valuation model with the following weighted-average assumptions:

	Employee Stock Option Plans			Employee Stock Purchase Plans
	2012	2011	2010	2012	2011	2010
Expected term (in years)	NA	4.7	4.7	0.5	0.5	0.5
Expected volatility	NA	58.2%	56.0%	52.5%	49.9%	64.0%
Risk-free interest rate	NA	1.4%	2.4%	0.2%	0.2%	0.3%

Expected Term: The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Expected Volatility: The Company determined that a combination of the implied volatility of its traded options and historical volatility of its stock price based on the expected term of the equity instrument most appropriately reflects market expectation of future volatility.  Implied volatility is based on traded options of the Company’s common stock with a remaining maturity of six months or greater.

Risk-Free Interest Rate: The Company bases the risk-free interest rate used in the BSM valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards do not correspond with the terms for which interest rates are quoted, the Company performed a straight-line interpolation to determine the rate from the available maturities.

Expected Dividend: The BSM valuation model calls for a single expected dividend yield as an input. The Company has not paid and does not anticipate paying any dividends in the near future.

Estimated Pre-vesting Forfeitures: When estimating forfeitures, the Company considers voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture rates are trued-up to actual forfeiture results as the stock-based awards vest.

During the twelve month period ended June 30, 2012, the Company granted 0.5 million shares of Restricted Stock Units with market condition and 0.5 million represent the target amount of grants. The actual number of shares awarded upon vesting of the MSUs may be higher or lower depending upon the achievement of the relevant market conditions. The majority of MSUs vest in equal annual installments over three years based on the attainment of certain total shareholder return performance measures and the employee’s continued service through the vest date. The aggregate grant-date fair value of MSUs was estimated to be $9.0 million and was calculated using a Monte Carlo simulation.

Note 16. Employee Benefit Plans

Employee 401(k) Plans

The Company sponsors the JDS Uniphase Corporation Employee 401(k) Retirement Plan (the “401(k) Plan”), a Defined Contribution Plan under ERISA, which provides retirement benefits for its eligible employees through tax deferred salary deductions. The 401(k) Plan allows employees to contribute up to 50% of their annual compensation, with contributions limited to $17,000 in calendar year 2012 as set by the Internal Revenue Service.

Effective January 1, 2007, the Plan provided for a 100% match of employees’ contributions up to the first 3% of annual compensation and 50% match on the next 2% of compensation. Effective January 1, 2009, through the remainder of fiscal 2009, there was no Company match. Effective April 2010, the Company restored employer matching contributions to all eligible participants who have completed 180 days of service with JDSU. All matching contributions are made in cash and vest immediately. The Company’s matching contributions to the 401(k) Plan were $7.1 million, $7.6 million, and $4.2 million in fiscal 2012, 2011, and 2010, respectively.

Deferred Compensation Plans

The Company also provides a non-qualified retirement plan for the benefit of certain eligible employees in the U.S. This plan is designed to permit employee deferral of a portion of salaries in excess of certain tax limits and deferral of bonuses. This plan’s assets are designated as trading securities in the Company’s Consolidated Balance Sheets. See “Note 7. Investments and Fair Value Measurements” for more detail. Effective January 1, 2011, the Company suspended all employee contribution into the plan.

Employee Defined Benefit Plans

The Company sponsors qualified and non-qualified pension plans for certain past and present employees in the UK and Germany. The Company also is responsible for the nonpension postretirement benefit obligation of a previously acquired subsidiary. Most of the plans have been closed to new participants and no additional service costs are being accrued, except for the plans assumed during fiscal 2010 in connection with the NSD acquisition.  Benefits are generally based upon years of service and compensation or stated amounts for each year of service. As of June 30, 2012 the UK plan was partially funded while the other plans were unfunded. The Company’s policy for funded plans is to make contributions equal to or greater than the requirements prescribed by law or regulation. For unfunded plans, the Company pays the postretirement benefits when due. Future estimated benefit payments are summarized below. No other required contributions to defined benefit plans are expected in fiscal 2013, but the Company, at its discretion, can make contributions to one or more of the defined benefit plans.

The Company accounts for its obligations under these pension plans in accordance with authoritative guidance which requires the Company to record its obligation to the participants, as well as the corresponding net periodic cost. The Company determines its obligation to the participants and its net periodic cost principally using actuarial valuations provided by third-party actuaries. The obligation the Company records in its Consolidated Balance Sheets is reflective of the total projected benefit obligation (“PBO”) and the fair value of plan assets.

The following table presents the components of the net periodic cost for the pension and benefits plans (in millions):

	Pension Benefit Plans			Other Post Retirement Benefit Plans
	2012	2011	2010	2012	2011	2010
Service cost	$0.2	$0.3	$0.1	$—	$—	$—
Interest cost	5.5	5.3	5.7	0.1	0.1	—
Expected return on plan assets	(1.4)	(1.2)	(1.1)	—	—	—
Recognized actuarial gains	(0.4)	—	(0.8)	—	—	—
Net periodic benefit cost	$3.9	$4.4	$3.9	$0.1	$0.1	$—

The Company’s accumulated other comprehensive income includes unrealized net actuarial (gains)/losses. The amount expected to be recognized in net periodic benefit cost during fiscal 2013 is $0 million.

The changes in the benefit obligations and plan assets of the pension and benefits plans were (in millions):

			Other Post Retirement
	Pension Benefit Plans		Benefit Plans
	2012	2011	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$108.7	$99.9	$0.9	$0.8
Service cost	0.2	0.3	—	—
Interest cost	5.5	5.3	0.1	0.1
Actuarial (gains)/losses	15.3	(6.4)	0.1	—
Benefits paid	(4.8)	(5.0)	—	—
Foreign exchange impact	(13.0)	14.6	—	—
Benefit obligation at end of year	$111.9	$108.7	$1.1	$0.9

Change in plan assets:
Fair value of plan assets at beginning of year	$23.4	$19.4	$—	$—
Actual return on plan assets	1.1	2.9	—	—
Employer contributions	4.5	4.6	—	—
Benefits paid	(4.8)	(5.0)	—	—
Foreign exchange impact	(0.7)	1.5	—	—
Fair value of plan assets at end of year	$23.5	$23.4	$—	$—

Funded status	$(88.4)	$(85.3)	$(1.1)	$(0.9)
Accumulated benefit obligation	$111.3	$108.2

			Other Post Retirement
	Pension Benefit Plans		Benefit Plans
	2012	2011	2012	2011
Amount recognized in the Consolidated Balance Sheets at end of year
Current liabilities	$4.3	$4.9	$—	$—
Non-current liabilities	84.1	80.4	1.1	0.9
Net amount recognized at end of year	$88.4	$85.3	$1.1	$0.9

Amount recognized in Accumulated Other Comprehensive Income at end of year
Actuarial gains/(losses), net of tax	$(0.3)	$14.4	$—	$—
Net amount recognized at end of year	$(0.3)	$14.4	$—	$—

Other changes in plan assets and benefit obligations recognized in Other Comprehensive Income (Loss)
Net actuarial gains/(losses)	$(14.3)	$7.9	$—	$—
Amortization of accumulated net actuarial gains	(0.4)	—	—	—
Total recognized in other comprehensive income (loss)	$(14.7)	$7.9	$—	$—

During fiscal 2012 and fiscal 2011, the Company contributed GBP 0.3 million and GBP 0.2 million or approximately $0.4 million and $0.3 million, respectively, to its UK pension plan. These contributions allowed the Company to comply with regulatory funding requirements.

Assumptions

Underlying both the calculation of the PBO and net periodic cost are actuarial valuations. These valuations use participant-specific information such as salary, age, years of service, and assumptions about interest rates, compensation increases and other factors. At a minimum, the Company evaluates these assumptions annually and makes changes as necessary.

The discount rate reflects the estimated rate at which the pension benefits could be effectively settled. In developing the discount rate, the Company considered the yield available on an appropriate AA corporate bond index, adjusted to reflect the term of the scheme’s liabilities as well as a yield curve model developed by the Company’s actuaries.

The expected return on assets was estimated by using the weighted average of the real expected long term return (net of inflation) on the relevant classes of assets based on the target asset mix and adding the chosen inflation assumption.

The following table summarizes the weighted average assumptions used to determine net periodic cost and benefit obligation for the Company’s UK and German pension plans, and other post retirement benefit plans.

	Pension Benefit Plans			Other Post Retirement Benefit Plans
	2012	2011	2010	2012	2011	2010
Weighted-average assumptions used to determine net periodic cost:
Discount rate	4.0%	5.4%	4.8%	4.0%	5.6%	5.8%
Expected long-term return on plan assets	5.2	6.0	6.0	—	—	—
Rate of pension increase	2.0	1.8	1.8	—	—	—

Weighted-average assumptions used to determine benefit obligation at end of year:
Discount rate	4.0%	5.4%	4.8%	4.0%	5.6%	5.8%
Rate of pension increase	2.0	1.8	1.8	—	—	—

Investment Policies and Strategies

The Company’s investment objectives for its funded pension plan are to ensure that there are sufficient assets available to pay out members’ benefits as and when they arise and that should the plan be discontinued at any point in time there would be sufficient assets to meet the discontinuance liabilities. To achieve the objectives, the trustees of the plan are responsible for regularly monitoring the funding position and managing the risk by investing in assets expected to outperform the increase in value of the liabilities in the long term and by investing in a diversified portfolio of assets in order to minimize volatility in the funding position. The trustees invest in a range of frequently traded funds ( “pooled funds” ) rather than direct holdings in individual securities to maintain liquidity, achieve diversification and reduce the potential for risk concentration. The funded plan assets are managed by professional third-party investment managers.

Fair Value Measurement of Plan Assets

The following table sets forth the plan’s assets at fair value and the percentage of assets allocations as of June 30, 2012.

				Fair value
				measurement as of
				June 30, 2012
				Significant Other
			Percentage of	Observable Inputs
	Target Allocation	Total	Plan Assets	(Level 2)
Assets:
Global equity	36-44%	$9.3	40.0%	$9.3
Fixed income	45-55	11.9	50.0	11.9
Other	8-12	2.3	10.0	2.3
Total assets		$23.5	100.0%	$23.5

The following table sets forth the plan’s assets at fair value and the percentage of assets allocations as of July 2, 2011.

				Fair value
				measurement as of
				July 2, 2011
				Significant Other
			Percentage of	Observable Inputs
	Target Allocation	Total	Plan Assets	(Level 2)
Assets:
Global equity	36-44%	$9.3	40.0%	$9.3
Fixed income	45-55	11.6	49.0	11.6
Other	8-12	2.5	11.0	2.5
Total assets		$23.4	100.0%	$23.4

The Company’s pension assets consist of four institutional funds (“pension funds”) of which the fair values are based on the quoted prices of the underlying funds. Pension funds are classified as Level 2 assets since such funds are not directly traded in active markets.

Global equity fund consists primarily of index funds that invest approximately 60% in UK equities as represented by the FTSE All-Share Index and 40% in overseas equities as represented by the appropriate sub-divisions of FTSE All-World Index.

Fixed income consists of two funds that invest primarily in index-linked Gilts (over 5 year) and sterling-denominated investment grade corporate bonds, respectively.

Other consists of the diversified growth fund that invests in equity index, private equity, global real estate, infrastructure, and high yield bonds funds.

 Future Benefit Payments

The following table reflects the total expected benefit payments to defined benefit pension plan participants. These payments have been estimated based on the same assumptions used to measure the Company’s PBO at year end and include benefits attributable to estimated future compensation increases.

		Other Post
	Pension	Retirement
(in millions)	Benefit Plans	Benefit Plans
2013	$5.1	$—
2014	4.8	0.1
2015	4.9	—
2016	5.6	—
2017	6.4	0.1
Thereafter	61.6	0.9
Total	$88.4	$1.1

Note 17. Related Party Transactions

Fabrinet Inc. (“Fabrinet”)

During fiscal 2010, the Company held an investment in Fabrinet, a publicly held contract manufacturing company. As of July 3, 2010, the Company owned 393,150 shares of Fabrinet’s common stock that was reported as short-term available-for-sale investment. Since the Company subsequently sold the remaining shares on July 6, 2010, Fabrinet was no longer a related party from that date forward. The Company did not engage in any material transactions with Fabrinet between July 4, 2010, and July 6, 2010, the period in fiscal 2011 when Fabrinet was a related party.

KLA-Tencor Corporation (“KLA-Tencor”)

As of June 30, 2012, one member of the Board of Directors of JDSU was also a member of the Board of Directors of KLA-Tencor, a publicly held company which provides process control and yield management solutions for semiconductor manufacturing. KLA-Tencor is a customer of the Company.

Transactions and balances with the Company’s related parties were as follows (in millions):

	Years Ended				Years Ended
	June 30,	July 2,	July 3,		June 30,	July 2,
	2012	2011	2010		2012	2011
Sales:				Accounts Receivable:
Fabrinet (1) *	$—	$—	$10.3	Fabrinet (1)	$—	$—
KLA-Tencor	7.4	6.4	2.6	KLA-Tencor	0.9	0.7
	$7.4	$6.4	$12.9		$0.9	$0.7

Purchases:				Accounts Payable:
Fabrinet (1)	$—	$—	$78.3	Fabrinet (1)	$—	$—
	$—	$—	$78.3		$—	$—

*                 Sales are related to sale of inventory

(1)No amounts are reported for Fabrinet for the year ended June 30, 2012 and July 2, 2011 as Farbrinet was no longer a related party as of July 6, 2010.

Note 18. Commitments and Contingencies

Operating Leases

The Company leases certain real and personal property from unrelated third parties under non-cancelable operating leases that expire at various dates through fiscal 2021. Certain leases require the Company to pay property taxes, insurance and routine maintenance, and include escalation clauses. As of June 30, 2012, future minimum annual lease payments under non-cancellable operating leases were as follows (in millions):

2013	$29.4
2014	27.7
2015	23.7
2016	19.2
2017	16.1
Thereafter	31.1
Total minimum operating lease payments	$147.2

Included in the future minimum lease payments table above is $6.8 million related to lease commitments in connection with the Company’s restructuring activities.  See “Note 12. Restructuring and Related Charges” for more detail.

The aggregate future minimum rentals to be received under non-cancellable subleases totaled $1.3 million as of June 30, 2012. Rental expense relating to building and equipment was $27.5 million, $24.6 million, and $19.4 million in fiscal 2012, 2011, and 2010, respectively.

Purchase Obligations

Purchase obligations of $139.4 million as of June 30, 2012, represent legally-binding commitments to purchase inventory and other commitments made in the normal course of business to meet operational requirements. Although open purchase orders are considered enforceable and legally binding, the terms generally allow the option to cancel, reschedule and adjust the requirements based on the Company’s business needs prior to the delivery of goods or performance of services. Obligations to purchase inventory and other commitments are generally expected to be fulfilled within one year.

The Company depends on a limited number of contract manufacturers, subcontractors, and suppliers for raw materials, packages and standard components. The Company generally purchases these single or limited source products through standard purchase orders or one-year supply agreements and has no significant long-term guaranteed supply agreements with such vendors. While the Company seeks to maintain a sufficient safety stock of such products and maintains ongoing communications with its suppliers to guard against interruptions or cessation of supply, the Company’s business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, increases in the price of such supplies, or the Company’s inability to obtain reduced pricing from its suppliers in response to competitive pressures.

Financing Obligations — Eningen, Santa Rosa and Payment Plan Agreements for Software Licenses

Eningen

On December 16, 2011, the Company executed and closed the sale and leaseback transaction of certain buildings and land in Eningen, Germany. The Company sold approximately 394,217 square feet of land, nine buildings with approximately 386,132 rentable square feet, and parking areas. The Company leased back approximately 158,154 rentable square feet comprised of two buildings and a portion of a basement of another building (the “Leased Premises”). The lease term is 10 years with the right to cancel a certain portion of the lease after 5 years. The gross cash proceeds received from the transaction were approximately €7.1 million.

Concurrent with the sale and lease back, the Company has provided the following as collateral in case of a default by the Company relative to future lease payments for the Leased Premises:

•                  a surety bond in the amount of €3.0 million for a 5 year term which will be renewed at the end of the fifth year for an additional five year term.

•                  a letter of credit of approximately €1.0 million. This letter of credit will expire at the beginning of the sixth year when the surety bond is renewed for the final five year term.

•                  a Company guaranty of an amount not to exceed €1.0 million.

Upon execution and close of the sale and lease-back transaction, the Company began consolidating from four currently-occupied buildings into the Leased Premises. The consolidation was completed by the end of fiscal 2012.

Due to the continuing involvement as described above, the related portion of the cash proceeds and transaction costs, associated with the Leased Premises and other buildings which the Company continues to occupy, was recorded under the financing method in accordance with the authoritative guidance on leases and sales of real estate. Accordingly, the carrying value of these buildings and associated land will remain on the Company’s books and the buildings will continue to be depreciated over their remaining useful lives. The portion of the proceeds received have been recorded as a financing obligation, a portion of the lease payments are recorded as a decrease to the financing obligation and a portion is recognized as interest expense. Imputed rental income from the buildings sold but not leased back and currently being occupied is recorded as a reduction in the financing obligation.

The Company completed the consolidation and exited one of the buildings, which it previously occupied and is not being leased, during the fourth quarter of fiscal 2012. Upon exit, the Company had no form of continuing involvement for the aforementioned building and associated land. The Company accordingly removed the carrying value of the building, the associated land and the financing liability and recognized a gain of $0.5 million.

During the year ended June 30, 2012, the Company has recognized a loss, net of transaction costs, of $0.2 million on sale of remaining five buildings and associated land on which there is no form of continuing involvement.

As of June 30, 2012, of the total financing obligation related to the Eningen transaction, $0.1 million was included in Other current liabilities, and $4.9 million was included in Other non-current liabilities.

Santa Rosa

On August 21, 2007, the Company entered into a sale and lease back of certain buildings and land in Santa Rosa, California. The Company sold approximately 45 acres of land, 13 buildings with approximately 492,000 rentable square feet, a building pad, and parking areas. The Company leased back 7 buildings with approximately 286,000 rentable square feet. The net cash proceeds received from the transaction were $32.2 million. The lease terms range from a five year lease with a one year renewal option to a ten year lease with two five year renewal options.

The Company has an ongoing obligation to remediate an environmental matter required by the North Coast Regional Water Quality Control Board which existed at the time of sale. Concurrent with the sale and lease back, the Company has issued an irrevocable letter of credit for $3.8 million as security for the remediation of the environmental matter that remains in effect until the issuance of a notice of no further action letter from the North Coast Regional Water Quality Control Board. In addition, the lease agreement for one building included an option to purchase at fair market value, at the end of the lease term. Due to these various forms of continuing involvement the transaction was recorded under the financing method in accordance with the authoritative accounting guidance for leases and real estate sales.

Accordingly, the value of the buildings and land will remain on the Company’s books and the buildings will continue to be depreciated over their remaining useful lives. The proceeds received have been recorded as a financing obligation and a portion of the lease payments are recorded as a decrease to the financing obligation and a portion is recognized as interest expense. Imputed rental income from the buildings sold but not leased back is recorded as a reduction in the financing obligation.

As of June 30, 2012, $0.9 million was included in Other current liabilities, and $28.5 million was included in Other non-current liabilities. As of July 2, 2011, $0.7 million was included in Other current liabilities, and $29.4 million was included in Other non-current liabilities.

The lease payments due under the agreement reset to fair market rental rates upon the Company’s execution of the renewal options.

Payment Plan Agreements for Software Licenses

During fiscal 2011 and 2009, the Company capitalized approximately $7.1 million and $11.1 million, respectively, of cost incurred for the purchase of perpetual software licenses from the same supplier, in accordance with the authoritative accounting guidance. The Company entered into a three-year payment plan agreement (“PPA”) with the supplier towards software licenses and technical support purchased in fiscal 2009. Under this PPA, payments are made on a quarterly basis starting the first quarter of fiscal 2010. The Company entered into a four-year payment plan agreement (“PPA”) with the supplier towards software licenses and technical support purchased in fiscal 2011. Under this PPA, payments are made on an annual basis starting the first quarter of fiscal 2012. The principal portion of the payment is accounted for as a financing activity and the remaining interest portion is accounted for as an operating activity in the statement of cash flows. As of June 30, 2012, the Company has a contractual commitment of $3.8 million towards the payment of software licenses, of which $1.9 million is due in fiscal 2013 and $1.9 million is due in fiscal 2014.

During the fiscal years 2012, 2011, and 2010 the Company recorded amortization expense of $3.6 million, $2.2 million, and $2.2 million respectively.

Guarantees

In accordance with authoritative guidance which requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. In addition, disclosures about the guarantees that an entity has issued, including a tabular reconciliation of the changes of the entity’s product warranty liabilities, are required.

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company’s businesses or assets; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; and (iii) certain agreements with the Company’s officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of June 30, 2012 and July 2, 2011.

Product Warranties

In general, the Company offers a three-month to one-year warranty for most of its products. The Company provides reserves for the estimated costs of product warranties at the time revenue is recognized. The Company estimates the costs of its warranty obligations based on its historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise with specific products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

The following table presents the changes in the Company’s warranty reserve during fiscal 2012 and fiscal 2011 (in millions):

	Years Ended
	June 30,	July 2,
	2012	2011
Balance as of beginning of year	$7.9	$7.3
Provision for warranty	9.5	6.7
Utilization of reserve	(7.9)	(4.7)
Adjustments related to pre-existing warranties (including changes in estimates)	(1.4)	(1.4)
Balance as of end of year	$8.1	$7.9

Legal Proceedings

During the first quarter of fiscal 2012, the Company received an unfavorable arbitrator’s decision in a legal dispute unrelated to current or future quarters. The arbitrator’s decision was related to, and contrary to the result of, an action which commenced in 2006 in the Western District of Pennsylvania in which the Company was a nominal plaintiff. The Pennsylvania matter was resolved in the Company’s favor in 2009 and was subsequently affirmed by a Federal Appeals Court in January 2011. The arbitration award was confirmed at the California State Superior Court in October, 2011. On March 5, 2012 the Pennsylvania District Court denied JDSU’s request to vacate the arbitration award, and the parties subsequently reached a settlement agreement on March 22, 2012 pursuant to which the Company paid $7.9 million on April 2, 2012 in full and final settlement of the matter. The related charge is included as a component of selling, general and administrative expense in the Company’s Consolidated Statement of Operations.

The Company is subject to a variety of claims and suits that arise from time to time in the ordinary course of our business. While management currently believes that resolving claims against the Company, individually or in aggregate, will not have a material adverse impact on its financial position, results of operations or statement of cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. Were an unfavorable final outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations or cash flows for the period in which the effect becomes reasonably estimable.

Tax Matters

The Company has been subject to Texas franchise tax audits related to allocated taxable surplus capital for Texas report years 2001 through 2006. While the Company believes that it is reasonably possible this audit may result in additional tax liabilities, based on currently available information, the Company believes the ultimate outcome of this audit will not have a material adverse effect on the Company’s financial position, cash flows or overall trends in results of operations. There is the possibility of a material adverse effect on the Company’s financial position, cash flows or overall trends in results of operations for the period in which this matter is ultimately resolved, if it is resolved unfavorably, or in the period in which an unfavorable outcome becomes probable. The range of the potential total tax liability related to these matters is estimated to be from $0 million to $34.2 million, plus interest and penalties.

Note 19. Operating Segments and Geographic Information

The Company evaluates its reportable segments in accordance with the authoritative guidance on segment reporting. The Company’s Chief Executive Officer, Thomas Waechter, is the Company’s Chief Operating Decision Maker (“CODM”) pursuant to the guidance. The CODM allocates resources to the segments based on their business prospects, competitive factors, net revenue, and operating results.

JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, wireless operators, cable operators, network-equipment manufacturers (“NEMs”), and enterprises. JDSU is also an established leader in developing anti-counterfeiting technologies for currencies and other high value documents and products.  In addition, the Company is leveraging its core networking and optical technology expertise to expand into emerging markets, including high-powered commercial lasers for manufacturing applications and gesture—recognition solutions for consumer electronics.  The major segments the Company serves are:

(i) Communications Test and Measurement Business Segment:

The CommTest segment supplies instruments, software, and services to enable the design, deployment, and maintenance of communication equipment and networks as well as to ensure the quality of services delivered to the end customer. These solutions accelerate the deployment of new products and services that lower operating expenses while improving performance and reliability. Included in the product portfolio are test tools, platforms, software, and services for wireless and fixed networks.

(ii) Communications and Commercial Optical Products Business Segment:

The CCOP segment provides components, modules, subsystems, and solutions used by communications equipment providers for telecommunications and enterprise data communications. These products enable the transmission of video, audio, and text data over high-capacity, fiber-optic cables. The product portfolio includes transmitters, receivers, amplifiers, ROADMs, optical transceivers, multiplexers and demultiplexers, switches, optical-performance monitors and couplers, splitters, and circulators.

This segment also provides a broad laser portfolio that addresses the needs of OEM clients for applications such as micromachining, materials processing, bioinstrumentation, consumer electronics, graphics, medical/dental, and optical pumping. JDSU products include diode, direct-diode, diode-pumped solid-state, fiber, and gas lasers. Additionally, the segment’s PV products include CPV cells and receivers for generating energy from sunlight as well as fiber-optic-based systems for delivering and measuring electrical power.

(iii) Advanced Optical Technologies Business Segment:

The AOT segment provides innovative optical solutions for anti-counterfeiting, authentication and thin film coatings for a range of public- and private-sector markets. These products enhance and manage the behavior of light by using its reflection, absorption, and transmission properties to achieve specific effects such as high reflectivity, antiglare, and spectral filtering. Specific product applications include computer-driven projectors, intelligent lighting systems, office equipment, security products, and decorative surface treatments. AOT also provides multilayer product-security solutions for a number of markets. These solutions deliver overt, covert, forensic and digital product and document verification for protection against counterfeiting and tampering.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on operating income (loss) excluding unallocated amounts. The Company does not maintain total assets information by reportable segment.

The amounts shown as Corporate consist of certain unallocated corporate-level operating expenses. In addition, the Company does not allocate stock-based compensation, acquisition-related charges and amortization of intangibles, restructuring and related charges, income taxes, or non-operating income and expenses to its segments.

Information on reportable segments is as follows (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010

Net revenue:
Communications Test and Measurement	$755.4	$814.7	$652.2
Communications and Commercial Optical Products	701.6	770.8	499.3
Advanced Optical Technologies	206.0	208.1	205.3
Deferred revenue related to purchase accounting adjustment	(0.6)	(11.7)	(9.5)
Net revenue	$1,662.4	$1,781.9	$1,347.3

Operating income (loss):
Communications Test and Measurement	$98.3	$119.4	$81.5
Communications and Commercial Optical Products	72.0	130.0	33.4
Advanced Optical Technologies	72.6	77.7	83.8
Corporate	(89.0)	(96.1)	(99.6)
Total segment operating income	153.9	231.0	99.1
Unallocated amounts:
Stock based compensation	(48.6)	(40.9)	(42.4)
Acquisition-related charges and amortization of intangibles	(80.0)	(94.6)	(81.9)
(Loss) gain on disposal and impairment of long-lived assets	(1.2)	(1.5)	2.0
Restructuring and related charges	(12.4)	(14.8)	(17.7)
Realignment and other charges	(11.3)	(6.7)	(4.8)
Interest and other income, net	11.2	2.2	8.2
Interest expense	(27.3)	(25.4)	(24.3)
Gain on sale of investments	1.6	3.4	13.1
Income (loss) before income taxes	$(14.1)	$52.7	$(48.7)

The Company operates primarily in three geographic regions: Americas, Europe and Asia-Pacific. The following table presents net revenue and identifiable assets by geographic regions (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Net revenue:
Americas	$833.2	$859.4	$650.0
Europe	400.7	473.8	373.6
Asia-Pacific	428.5	448.7	323.7
Total net revenue	$1,662.4	$1,781.9	$1,347.3

Net revenue was assigned to geographic regions based on the customers’ shipment locations. Net revenue for Americas included net revenue from United States of $673.6 million, $679.1 million and 524.2 million, for the fiscal years ended June 30, 2012, July 2, 2011 and July 3, 2010, respectively, based on customers’ shipment location.

Long-lived assets, namely net property, plant and equipment were identified based on the operations in the corresponding geographic areas.

	Years Ended
	June 30,	July 2,
	2012	2011

United States	$108.1	$115.7
Other Americas	14.0	13.7
China	80.6	61.5
Other Asia-Pacific	32.3	33.5
Germany	10.6	15.3
Other Europe	7.3	9.2
Total long-lived assets	$252.9	$248.9

During fiscal 2012, 2011 and 2010, no customer accounted for more than 10% of net revenue.

Note 20. Discontinued Operations

On September 18, 2012, the Company entered into a definitive agreement to sell the Hologram Business within the AOT reportable segment to OpSec Security Inc. for $11.5 million in cash, subject to adjustment based upon the close date net working capital condition. The sale closed on October 12, 2012. In accordance with the applicable accounting guidance for the disposal of long-lived assets, the results of the Hologram Business are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all periods presented.

Net revenue of the Hologram Business for fiscal 2012, 2011 and 2010 was $19.7 million, $22.6 million and $16.6 million, respectively. Net loss for fiscal 2012 was $29.5 million, primarily related to impairment charges on long-lived assets. Net loss for 2011 and 2010 was $7.1 million and $8.5 million, respectively. There was no tax effect associated with the discontinued operation.

On September 4, 2009, the Company sold certain non-core assets related to its wholly owned subsidiary da Vinci Systems LLC (“da Vinci”). Da Vinci represented a separate component of the CommTest segment and was considered as discontinued operations for financial reporting purposes. The sale generated total gross proceeds of $2.5 million and a gain of $0.2 million, which was recognized in the first fiscal quarter of 2010. Net loss for fiscal 2010 was $2.1 million.

Note 21. Subsequent Events

Repurchase of 1% Senior Convertible Notes

On July 2, 2012, the Company repurchased an additional $50.0 million aggregate principal amount of its 1% Senior Convertible Notes for $49.8 million in cash. The Company expects to record a loss on this repurchase of approximately $2.1 million in compliance with the authoritative guidance in the first quarter of fiscal 2013.

Acquisition of GenComm Co., Ltd. (“GenComm”)

On August 17, 2012 (“Closing Date”), the Company completed the acquisition of GenComm based in Seoul, South Korea. The Company acquired tangible and intangible assets and assumed liabilities of GenComm for a total purchase price of approximately USD 15.0 million in cash subject to working capital adjustments, including holdback payments of approximately USD 3.5 million which are due 18 months after the closing date and approximately USD 0.5 million which is due 60 months after the closing date. After the Closing Date, GenComm was integrated in the Company’s Communications Test and Measurement segment.

Note 22. Quarterly Financial Information (Unaudited)

The following table presents the Company’s quarterly consolidated statements of operations for fiscal 2012 and 2011 (in millions, except per share data):

	June 30,	March 31,	December 31,	October 1,	July 2,	April 2,	January 1,	October 2,
	2012	2012	2011	2011	2011	2011	2011	2010
Net revenue	$434.0	$403.3	$409.3	$415.8	$465.3	$448.5	$468.1	$400.0
Cost of sales	237.6	221.4	219.4	219.9	248.1	235.6	241.6	214.0
Amortization of acquired technologies	14.8	14.1	15.4	14.3	14.4	14.3	14.1	14.1
Gross profit	181.6	167.8	174.5	181.6	202.8	198.6	212.4	171.9
Operating expenses:
Research and development	63.8	62.0	58.9	59.3	62.3	60.2	59.6	55.9
Selling, general and administrative	106.6	104.3	105.1	109.8	108.6	109.7	108.5	106.2
Amortization of other intangibles	5.5	5.7	5.4	5.1	5.9	6.4	6.5	7.1
Loss (gain) on disposal and impairment of long- lived assets	0.3	0.2	0.2	0.5	1.3	0.2	—	—
Restructuring and related charges	4.9	2.0	4.0	1.5	4.4	7.6	2.5	0.3
Total operating expenses	181.1	174.2	173.6	176.2	182.5	184.1	177.1	169.5
Income (loss) from operations	0.5	(6.4)	0.9	5.4	20.3	14.5	35.3	2.4
Interest and other income (expense), net (3)	10.3	0.1	0.9	(0.1)	0.4	—	1.5	0.3
Interest expense	(7.2)	(6.9)	(6.6)	(6.6)	(6.5)	(6.2)	(6.4)	(6.3)
Gain on sale of investments	0.3	0.1	0.1	1.1	—	0.1	0.1	3.2
Income (loss) before income taxes, net	3.9	(13.1)	(4.7)	(0.2)	14.2	8.4	30.5	(0.4)
Income tax expense (benefit) (2)	2.5	3.1	3.0	3.4	3.0	(32.1)	5.2	(2.1)
Gain (loss) from continuing operations, net of tax	1.4	(16.2)	(7.7)	(3.6)	11.2	40.5	25.3	1.7
Loss from discontinued operations, net of tax (4)	(23.6)	(1.2)	(2.5)	(2.2)	(1.9)	(1.9)	(1.7)	(1.6)
Net (loss) income	$(22.2)	$(17.4)	$(10.2)	$(5.8)	$9.3	$38.6	$23.6	$0.1
Basic net (loss) income per share from:
Continuing operations	$0.01	$(0.07)	$(0.03)	$(0.02)	$0.05	$0.18	$0.12	$0.01
Discontinued operations	(0.11)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Net (loss) income (1)	$(0.10)	$(0.08)	$(0.04)	$(0.03)	$0.04	$0.17	$0.11	$—
Diluted net (loss) income per share from:
Continuing operations	$0.01	$(0.07)	$(0.03)	$(0.02)	$0.05	$0.17	$0.11	$0.01
Discontinued operations	(0.11)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Net (loss) income (1)	$(0.10)	$(0.08)	$(0.04)	$(0.03)	$0.04	$0.16	$0.10	$—
Shares used in per share calculation:
Basic	231.7	230.6	229.4	228.4	227.2	225.6	222.9	221.8
Diluted	231.7	230.6	229.4	228.4	235.7	235.4	229.1	227.5

(1)          Net (loss) income per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly basic and diluted net (loss) income per share amounts do not equal the annual basic and diluted net (loss) income per share amount for fiscal 2012 or fiscal 2011, respectively.

(2)          For the quarter ended April 2, 2011, the Company determined that it is more likely than not that a portion of the deferred tax assets of a non-US jurisdiction will be realized after considering all positive and negative evidence. Accordingly, a deferred tax valuation allowance release of $34.9 million was recorded as an income tax benefit during the quarter.

(3)         For the quarter ended June 30, 2012, the Company received $10.5 million, net of deductibles, from the insurance company against the claim filed for business interruption and miscellaneous property losses arising due to flooding at one of the Company’s manufacturing partner, of which $9.4 million was recorded as other income in Interest and other income (expense), net.

(4)          For the quarter ended June 30, 2012, the Company recorded an impairment of long-lived assets of $21.5 million related to its Hologram Business which has been presented as Loss from discontinued operations, net of tax in accordance with the authoritative guidance. See “Note 10. Loss (Gain) on Disposal and Impairment of Long-Lived Assets” for more detail.